      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 4, 2003

                                           REGISTRATION STATEMENT NO. 333-104676
                                        REGISTRATION STATEMENT NO. 333-104676-01
                                        REGISTRATION STATEMENT NO. 333-104676-02
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO

                              FORM S-4 ON FORM S-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                       ISSUER OF NOTES REGISTERED HEREBY:
                             DOANE PET CARE COMPANY
           (Exact Name of Co-Registrant as Specified in Its Charter)

                DELAWARE                                   2040                                  43-1350515
    (State or Other Jurisdiction of            (Primary Standard Industrial                   (I.R.S. Employer
     Incorporation or Organization)            Classification Code Number)                 Identification Number)

                     GUARANTORS OF NOTES REGISTERED HEREBY:

           DOANE/WINDY HILL JOINT VENTURE, L.L.C                                 DPC INVESTMENT CORP.
 (Exact Name of Co-Registrant as Specified in Its Charter)    (Exact Name of Co-Registrant as Specified in Its Charter)
                           TEXAS                                                       DELAWARE
      (State or Other Jurisdiction of Incorporation or             (State or Other Jurisdiction of Incorporation or
                       Organization)                                                Organization)
                         43-1350515                                                   74-2885845
          (I.R.S. Employer Identification Number)                      (I.R.S. Employer Identification Number)

                            210 WESTWOOD PLACE SOUTH
                                   SUITE 400
                           BRENTWOOD, TENNESSEE 37027
                                 (615) 373-7774
              (Address, Including Zip Code, and Telephone Number,
      Including Area Code, of Co-Registrants' Principal Executive Offices)
                               PHILIP K. WOODLIEF
                            CHIEF FINANCIAL OFFICER
                            210 WESTWOOD PLACE SOUTH
                                   SUITE 400
                           BRENTWOOD, TENNESSEE 37027
                                 (615) 373-7774
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)
                                   COPIES TO:
                                 ALAN P. BADEN
                             VINSON & ELKINS L.L.P.
                                666 FIFTH AVENUE
                                   26TH FLOOR
                            NEW YORK, NEW YORK 10103
                                 (917) 206-8000
                              (917) 206-8100 (FAX)
                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
    If the registrant elects to deliver its latest annual report to security holders, or a complete and legal facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     This post-effective amendment to the registration statement contains a prospectus relating to certain market-making transactions in the 10 3/4% Senior Notes due 2010 of Doane Pet Care Company. In order to register under Rule 415 of the Securities Act of 1933, as amended, those notes that will be offered and sold in market-making transactions, the appropriate box on the cover page of the registration statement has been checked and the undertakings required by Item 512(a) of Regulation S-K have been included in Item 17 of Part II.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE MARKET-MAKERS MAY NOT ENGAGE IN MARKET-MAKING TRANSACTIONS FOR THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION

                   PRELIMINARY PROSPECTUS DATED JUNE 4, 2003

PROSPECTUS

                             DOANE PET CARE COMPANY

                         (DOANE PET CARE COMPANY LOGO)

                         10 3/4% SENIOR NOTES DUE 2010

MATURITY; INTEREST

     - The notes will mature on March 1, 2010. Interest on the notes is payable on March 1 and September 1 each year at a 10 3/4% annual rate, commencing on September 1, 2003.

OPTIONAL REDEMPTION; MANDATORY REPURCHASE

     - At our option, we may redeem some or all of the notes at any time on or after March 1, 2007 at the redemption prices set forth in this prospectus.

     - We may redeem up to 35% of the original principal amount of the notes prior to March 1, 2007 with the proceeds we receive from certain equity offerings.

     - At any time on or prior to March 1, 2007, at our option, we may redeem the notes upon a change of control.

     - If we sell all or substantially all of our assets or experience specific kinds of changes in control, we must offer to repurchase the notes.

RANKING; SUBSIDIARY GUARANTEES

     - The notes are unsecured. They are effectively junior to our secured debt, rank equal to our existing and future unsecured senior debt and are senior to our existing and future senior subordinated and subordinated debt. As of March 29, 2003, the notes were subordinated to $216.1 million of secured debt.

     - The notes are guaranteed on a senior unsecured basis by our existing domestic subsidiaries and may be guaranteed by additional subsidiary guarantors in the future.

     SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR A DISCUSSION OF CERTAIN RISKS YOU SHOULD CONSIDER BEFORE MAKING AN INVESTMENT DECISION IN THE NOTES.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This prospectus is to be used by Credit Suisse First Boston LLC, or CSFB, and J.P. Morgan Securities Inc., or JPMorgan, in connection with offers and sales of the notes in market-making transactions. CSFB and JPMorgan may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale. The notes are not listed on any securities exchange or admitted to trading in the National Association of Securities Dealers Automated Quotation System and we do not intend to apply for any such listing or admission to trading. We receive no portion of the proceeds of sales of the notes in these market-making transactions and have paid certain expenses incident to the registration of the notes.

CREDIT SUISSE FIRST BOSTON                                              JPMORGAN

             The date of this prospectus is                , 2003.

                               TABLE OF CONTENTS

Incorporation of Certain Documents by Reference.............    1
Risk Factors................................................    2
Forward-Looking Statements..................................   11
Use of Proceeds.............................................   12
Ratio of Earnings to Fixed Charges..........................   12
Description of the Notes....................................   12
Plan of Distribution........................................   50
Legal Matters...............................................   50
Independent Accountants.....................................   50
Where You Can Find More Information.........................   51

                             ---------------------

     No dealer, salesperson or other person has been authorized to give information or to make any representations not contained or incorporated by reference in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us, CSFB or JPMorgan. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the notes offered hereby, nor does it constitute an offer to sell or the solicitation of an offer to buy any of the notes to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this prospectus or any document incorporated by reference herein nor any sale made hereunder shall under any circumstances create any implication that the information contained herein or any document incorporated by reference herein is correct as of any date subsequent to the date hereof or thereof.

     References in this prospectus to "we," "us," "our" or "Doane" refer to Doane Pet Care Company and its subsidiaries. Doane Pet Care Company is a Delaware corporation. Our principal executive offices are located at 210 Westwood Place South, Suite 400, Brentwood, Tennessee 37027, and our telephone number is (615) 373-7774.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     For purposes of this prospectus, the Securities and Exchange Commission, or the Commission, allows us to "incorporate by reference" certain information we have filed with the Commission, which means that we are disclosing important information to you by referring you to other information we have filed with the Commission. The information we incorporate by reference is considered part of this prospectus. We are incorporating by reference the following documents:

     - Annual Report on Form 10-K for the year ended December 28, 2002, filed with the Commission on February 28, 2003 (a copy of which accompanies this prospectus); and

     - Quarterly Report on Form 10-Q for the three months ended March 29, 2003, filed with the Commission May 8, 2002 (a copy of which accompanies this prospectus).

     We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of any or all of the documents that are incorporated herein by reference. You may request a copy of those documents, at no cost, by writing or telephoning us at the following address and phone number:

     Mr. Philip K. Woodlief
     Vice President, Finance and Chief
     Financial Officer
     Doane Pet Care Company
     210 Westwood Place South
     Suite 400
     Brentwood, Tennessee 37027
     (615) 373-7774

                                  RISK FACTORS

     An investment in the notes involves a significant degree of risk, including the risks described below. You should carefully consider the following risk factors and the other information included or incorporated by reference in this prospectus before making an investment decision. The risks described below are not the only ones facing us. This prospectus and the documents incorporated by reference also contain forward-looking statements that involve risks and uncertainties. See "Forward-looking statements." Our actual results could differ materially from those anticipated in the forward-looking statements as a result of various factors, including the risks described below and elsewhere in this prospectus and the documents incorporated by reference.

RISKS RELATING TO THE NOTES AND OUR INDEBTEDNESS

  OUR LEVEL OF INDEBTEDNESS COULD NEGATIVELY IMPACT OUR FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS PROSPECTS AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES.

     As of March 29, 2003, we had approximately $575.1 million of indebtedness outstanding, including $185.6 million of indebtedness under our senior credit facility and $148.5 million of indebtedness pursuant to our 9 3/4% senior subordinated notes due 2007. In addition, we had approximately $51.2 million available for borrowings and letters of credit under the revolving credit facility portion of our senior credit facility. We are permitted to incur additional indebtedness, including secured indebtedness and indebtedness that ranks equally with the notes, if we meet certain requirements in our senior credit facility and in the indentures governing the notes and our 9 3/4% senior subordinated notes. Our ability to meet future debt service obligations, including our obligations under the notes, will be dependent upon our future performance, which is subject to general economic conditions and to financial, business and other factors affecting our operations, many of which are beyond our control.

     Our level of indebtedness could have important consequences on our operations, including:

     - making it more difficult for us to satisfy our obligations under the notes or other debt which, if we fail to comply with the requirements of any of our debt, could result in an event of default;

     - requiring us to dedicate a substantial portion of our cash flow from operations to make repayments on debt, thereby reducing the availability of cash flow for working capital, capital expenditures, acquisitions and other general business activities;

     - limiting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions and other general business activities;

     - limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

     - making us vulnerable to fluctuations in interest rates because indebtedness under our senior credit facility is subject to variable interest rates;

     - detracting from our ability to withstand successfully a downturn in our business or the general economy; and

     - placing us at a competitive disadvantage against other less leveraged competitors.

  THE NOTES AND THE RELATED GUARANTEES ARE EFFECTIVELY SUBORDINATED TO ALL OF OUR SECURED DEBT AS A RESULT OF LIENS GRANTED BY US, INCLUDING THE DEBT UNDER OUR SENIOR CREDIT FACILITY, AND IF A DEFAULT OCCURS, WE MAY NOT HAVE SUFFICIENT FUNDS TO FULFILL OUR OBLIGATIONS UNDER THE NOTES.

     The notes and the related subsidiary guarantees are not secured by any of our assets and, therefore, are effectively subordinated to all of our and our guarantors' secured debt to the extent of the value of the assets securing that debt. We have pledged substantially all of our assets as collateral to secure our indebtedness under our senior credit facility. As of March 29, 2003, we had approximately $185.6 million of secured indebtedness under our senior credit facility to which the notes and the related guarantees would have been effectively subordinated as a result of liens granted by us. We also have secured indebtedness under our industrial development revenue bonds and our foreign debt. We and our guarantors may incur additional secured indebtedness in the future.

     In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure our secured indebtedness will be available, if at all, to pay obligations on the notes only after all secured indebtedness has been repaid in full from those assets. Likewise, because our obligations under our senior credit facility are secured obligations, our failure to comply with the terms of our senior credit facility would entitle those lenders to foreclose on substantially all of our assets that serve as their collateral. In this event, these lenders would be entitled to be repaid in full from the proceeds of the liquidation of those assets before those assets would be available for distribution to other creditors, including holders of the notes. Holders of the notes will participate in our remaining assets, if any, ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors. There may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding. The guarantees of the notes are similarly subordinated to secured indebtedness of our subsidiary guarantors.

  THE NOTES ARE STRUCTURALLY SUBORDINATED TO ALL INDEBTEDNESS OF OUR SUBSIDIARIES THAT ARE NOT GUARANTORS OF THE NOTES.

     You do not have any claim as a creditor against our subsidiaries that are not guarantors of the notes, and indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries is effectively senior to your claims against the assets of those subsidiaries. All obligations owed by our non-guarantor subsidiaries would have to be satisfied before any of the assets of these subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a subsidiary that is a guarantor of the notes. Our non-guarantor subsidiaries represented 22% of our net sales and 19% of our operating income in fiscal 2002. At March 29, 2003, our non-guarantor subsidiaries represented 33% of our total assets (after eliminations) and had $69.3 million of total liabilities. This amount of total liabilities excludes $157.9 million of intercompany obligations owed to our guarantor subsidiaries. These non-guarantor subsidiaries may incur additional indebtedness in the future.

  OUR OBLIGATIONS, WHICH MATURE PRIOR TO THE MATURITY OF THE NOTES, TO REPAY THE OUTSTANDING PRINCIPAL ON OUR 9 3/4% SENIOR SUBORDINATED NOTES AND ON A PORTION OF OUR FOREIGN DEBT AND TO REDEEM OUR SENIOR PREFERRED STOCK AND A PORTION OF OUR INDUSTRIAL DEVELOPMENT REVENUE BONDS COULD ADVERSELY AFFECT OUR ABILITY TO SATISFY OUR OBLIGATIONS UNDER THE NOTES.

     As of March 29, 2003, we had outstanding $148.5 million of our 9 3/4% senior subordinated notes due 2007, with a face value of $150.0 million, and $80.8 million of our senior preferred stock due 2007. The outstanding principal on our 9 3/4% senior subordinated notes matures on May 15, 2007. Our outstanding senior preferred stock has a mandatory redemption date of September 30, 2007. We also have outstanding industrial development revenue bonds, a portion of which may be subject to mandatory redemption prior to the maturity of the notes, and we have outstanding foreign debt that matures in 2008.

     The notes do not mature until 2010, after these other obligations mature. As a consequence, our payment of these other obligations may make it more difficult for us to pay interest due on the notes or to repay the outstanding principal on the notes at maturity in 2010. In addition, if we are unable to satisfy the obligations on our 9 3/4% senior subordinated notes, we would be in default under the indenture governing the 9 3/4% senior subordinated notes, which may result in an event of default under any credit facility then in effect, possibly allowing the lenders thereunder to accelerate the outstanding debt. Moreover, all of the subsidiary guarantors of the notes are also guarantors of the 9 3/4% senior subordinated notes. Accordingly, if we failed to pay the 9 3/4% senior subordinated notes at maturity, these subsidiary guarantors would be required to satisfy our payment obligation, possibly making it more difficult for the guarantors to satisfy any obligations under their guarantees of the notes.

  EVEN IF A TRANSACTION CONSTITUTES A CHANGE OF CONTROL THAT WOULD OBLIGATE US TO OFFER TO REPURCHASE THE NOTES, WE MAY NOT BE ABLE TO SATISFY OUR OBLIGATION TO REPURCHASE THE NOTES.

     Upon the occurrence of certain change of control events, holders of the notes, our 9 3/4% senior subordinated notes and our shares of senior preferred stock may require us to offer to repurchase all or part of their securities. However, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness and transactions that do not involve a sufficient change in voting power or beneficial ownership, would not constitute a "change of control." Even if a transaction constitutes a change of control, we may not have sufficient funds at the time of the change of control to make the required repurchases of the notes. Additionally, restrictions in our senior credit facility may not allow such repurchases and certain events that would constitute a change of control as defined in the respective indentures or the senior preferred stock would constitute an event of default under our senior credit facility that would, if it should occur, permit the lenders to accelerate the debt outstanding under our senior credit facility and that, in turn, would cause an event of default under the indentures governing the notes and our 9 3/4% senior subordinated notes.

     The source of funds for any repurchase required as a result of any change of control will be our available cash or cash generated from our operations or other sources, including borrowings, sales of assets, sales of equity or funds provided by a new controlling entity. Sufficient funds may not be available at the time of any change of control to make any required repurchases of the notes or shares of senior preferred stock tendered and to repay debt under our senior credit facility. Furthermore, using available cash to fund the potential consequences of a change of control may impair our ability to obtain additional financing in the future. Any future credit agreements or other agreements relating to debt to which we may become a party will most likely contain similar restrictions on our ability to repurchase the notes upon a change of control.

  OUR DEBT AGREEMENTS LIMIT CERTAIN BUSINESS ACTIVITIES AND COULD MATERIALLY AFFECT OUR OPERATIONS.

     Our senior credit facility and the indentures governing the notes and our 9 3/4% senior subordinated notes limit our ability to take a number of actions that we may otherwise desire to take, including:

     - incurring additional indebtedness;

     - incurring liens;

     - paying dividends or making other restricted payments;

     - selling assets;

     - entering into transactions with affiliates;

     - merging or consolidating with any other entity; and

     - disposing of substantially all of our assets.

     In addition, our senior credit facility requires us to maintain specified financial ratios and satisfy certain financial condition tests. Our ability to meet these financial ratios and tests can be affected by events beyond our control, such as prevailing economic, financial or industry conditions, and we may not be able to meet the tests. We have experienced difficulty in the past satisfying the financial covenants in our senior credit facility and sought waivers from our lenders for fiscal 2000 and 2001. Our senior credit facility, including these financial covenants, was amended in February 2003. If we violate these amended covenants and are unable to obtain waivers from our lenders, we could be in default and our lenders may accelerate our debt, and we would not be able to draw upon additional availability under our senior credit facility to meet our liquidity needs.

     If we are unable to generate sufficient operating cash flows in the future to service our indebtedness, to comply with covenants and to meet other commitments, we may be required to take certain actions, such as selling material assets or operations, reducing or delaying capital expenditures or revising or delaying our strategic plans. We may not be able to take any of these actions on a timely basis or on satisfactory terms or take actions that would enable us to continue to satisfy our capital requirements. Certain of these actions may be prohibited by the indentures governing the notes and our 9 3/4% senior subordinated notes or require the consent of the lenders under our senior credit facility.

  A GUARANTEE OF THE NOTES COULD BE VOIDED OR SUBORDINATED BECAUSE OF FEDERAL BANKRUPTCY LAW OR COMPARABLE STATE LAW PROVISIONS.

     Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, one or more of the guarantees of the notes could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

     - was insolvent or rendered insolvent by reason of such incurrence;

     - was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

     - intended to incur, or believed that it would incur, indebtedness beyond its ability to pay such debts as they mature.

     In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor.

     The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

     - the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

     - the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

     - it could not pay its debts as they become due.

     A court may apply a different standard in making these determinations.

  AN ACTIVE TRADING MARKET MAY NOT DEVELOP FOR THE NOTES.

     We do not intend to apply for a listing of the notes on a securities exchange or for admission to trading on any automated dealer quotation system. Although we have been advised by CSFB and JPMorgan that as of the date of this prospectus they intend to make a market in the notes, neither CSFB nor JPMorgan are obligated to do so and any market-making activities may be discontinued at any time without notice. In addition, such market-making activities will be subject to limits imposed by the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

     Because CSFB and JPMorgan are our affiliates, CSFB and JPMorgan are required to deliver a current "market-making" prospectus and otherwise comply with the registration requirements of the Securities Act in any secondary market sale of the notes. Accordingly, the ability of CSFB and JPMorgan to make a market in the notes may, in part, depend on our ability to maintain a current market-making prospectus.

     In addition, the liquidity of the trading market of the notes, and the market price quotes for the notes, may fluctuate as a result of changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. Historically, the market for noninvestment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the notes may not be free from similar disruptions and such disruptions may adversely affect the prices at which you may sell your notes. In addition, the notes may trade at a discount from your purchase price, depending upon prevailing interest rates, the market for similar securities, our performance and other factors.

     In the absence of an active trading market, you may not be able to transfer the notes within the time or at the price you desire.

RISKS RELATING TO OUR BUSINESS OPERATIONS

  ONE OF OUR CUSTOMERS ACCOUNTS FOR A SUBSTANTIAL PORTION OF OUR REVENUE AND THE LOSS OF THIS CUSTOMER WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS AND REDUCE OUR ABILITY TO SERVICE OUR DEBT OBLIGATIONS.

     Net sales to WalMart Stores, Inc. and its Sam's Club division, which we refer to collectively as Wal*Mart, accounted for 40%, 40% and 44% of our total net sales for fiscal 2000, 2001 and 2002, respectively. We do not have a long-term contract with Wal*Mart. A significant decrease or change in business from Wal*Mart would have a material adverse effect on our results of operations, financial condition and cash flows. In addition, our results of operations and ability to service our debt obligations would be negatively impacted to the extent that Wal*Mart is unable to make payments or does not make timely payments on outstanding accounts receivable.

  WE RELY ON A SMALL NUMBER OF CUSTOMERS, CERTAIN OF WHICH ARE ABLE TO MAKE GREATER DEMANDS OF US.

     We rely on a small number of customers to generate a substantial portion of our net sales. As a result of the leading market positions of many of our customers, they are able to exert pressure on us with respect to pricing, promotions, new product introductions and other services that may affect our results of operations. For our private label and co-manufactured business, we rely on the strength of brands not owned by us and on the willingness of the owners of such brands to promote them to increase sales volume. Our net sales and results of operations may be increasingly sensitive to a deterioration in the financial condition of, or other adverse developments with, one or more of our customers.

  INCREASES IN THE COSTS OF RAW MATERIALS, PACKAGING AND NATURAL GAS HAVE IN THE PAST AND MAY IN THE FUTURE ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND REDUCE OUR ABILITY TO SERVICE OUR DEBT OBLIGATIONS.

     Our financial results depend to a large extent on the costs of raw materials, packaging and natural gas, and our ability to pass along increased costs to our customers. Historically, market prices for commodity grains and food stocks have fluctuated in response to a number of factors, including changes in U.S. government farm support programs, changes in international agricultural trading policies, impacts of disease outbreaks on protein sources and the potential effect on supply and demand as well as weather conditions during the growing and related harvesting seasons. Fluctuations in paper prices, which affect our costs for packaging materials, have resulted from changes in supply and demand, general economic conditions and other factors. In addition, we have exposure to changes in pricing of natural gas, which affects our manufacturing costs. Our results of operations have in the past been adversely affected by volatility in the commodity and natural gas market and our results of operations may be adversely affected in the future by this volatility.

     In the event of any increases in raw materials, packaging and natural gas costs, we may be required to increase sales prices for our products to avoid margin deterioration. We cannot assure you of the timing or extent of our ability to implement future price adjustments in the event of increased raw materials, packaging and natural gas costs or of whether any price increases implemented by us may adversely affect the volumes of future purchases from our customers.

  VOLATILITY IN THE COMMODITY MARKETS HAS IN THE PAST AND MAY IN THE FUTURE ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     We seek to manage our commodity price risk associated with market fluctuations by using derivative instruments for portions of our corn, soybean meal, alternative proteins and natural gas purchases, principally through exchange traded futures and options contracts. The terms of such contracts are generally less than one year. During the term of a contract, we balance positions daily with cash payments to or from the exchanges. At the termination of a contract, we have the ability to settle financially or by exchange for the physical commodity, in which case, we would deliver the contract against the acquisition of the physical commodity. Our policy does not permit speculative commodity trading.

     At March 29, 2003, we had open commodity contracts with a fair value loss of $3.4 million. Although we manage the price risk of market fluctuations by hedging portions of our primary commodity product purchases, our results of operations have been adversely affected in the past by these fluctuations and we cannot assure you that in the future we will be successful or that our results of operations will not be exposed to volatility in the commodity markets.

     The use of futures contracts also reduces our ability to take advantage of short term reductions in raw material prices. If one or more of our competitors is able to reduce their production costs by taking advantage of any reductions in raw material prices, we may face pricing pressures from these competitors and may be forced to reduce our prices or face a decline in net sales, either of which could have a material adverse effect on our business, results of operations and financial condition.

     Effective January 1, 1999, our commodity derivative instruments were measured at fair value in our consolidated financial statements under Financial Accounting Standards Board's, or FASB's, Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, or SFAS 133. Our results of operations have been adversely affected in the past by volatility in commodity prices under the SFAS 133 fair value accounting of our commodity derivative instruments and our results of operations may be adversely affected in the future by SFAS 133 accounting.

  RESTRICTIONS IMPOSED IN REACTION TO OUTBREAKS OF "MAD COW DISEASE" AND "FOOT-AND-MOUTH DISEASE" COULD ADVERSELY IMPACT THE COST AND AVAILABILITY OF OUR RAW MATERIALS.

     In the fourth quarter of fiscal 2000, the cost of our raw materials was impacted by the publicity surrounding Bovine Spongiform Encephalopathy, or BSE, in Europe, which is a terminal brain disease of cattle. BSE is also known as "mad cow disease" and is generally believed to be caused by accumulation of abnormal prions (proteins found in the brain that are transmitted by ingestion of infected brains and spinal cord materials) found in cattle feed protein supplements. As a result of the global publicity and restrictions imposed to provide safeguards against the disease, the cost of alternative sources for our raw material proteins, such as soybeans, increased significantly in the fourth quarter of fiscal 2000. We can provide no assurance that BSE, or resulting regulations or publicity, will not impact either the cost or availability of our raw materials in the future. The risk of higher costs and/or supply disruption would be significant if restrictions are placed on the use of meat and bone meal in pet food.

     In the first quarter of fiscal 2001, there was an outbreak of foot-and-mouth disease, or FMD, in Europe. FMD affects animals with cloven hooves, such as cattle, swine, sheep, goats, and deer. While FMD is not considered a threat to humans, people who come in contact with the virus can spread it to animals. Our operations could be adversely affected if the disease were to spread throughout Europe or to the United States.

     If BSE or FMD impacts the availability of our raw materials, we would be required to locate alternative sources for our raw materials. We can give no assurance that those sources would be available to sustain our volume sales or that these alternative sources would not be more costly. If BSE or FMD impacts the cost of our raw materials, or the cost of alternative raw materials compared to current costs, we would be required to increase the sales price for our products to avoid margin deterioration. We can give no assurance of the timing or extent of our ability to implement future price adjustments in the event of higher costs.

  OUR ACQUISITION ACTIVITIES, INCLUDING INTEGRATION, OPERATION AND MANAGEMENT OF THESE BUSINESSES, MAY NOT BE SUCCESSFUL OR MAY SUBJECT US TO LOSSES.

     Any acquisition we may pursue would be based on identifying and acquiring businesses engaged in manufacturing and distributing pet food products in markets where we currently do not operate or businesses with products that would complement our product mix. Our lack of experience in new markets we may enter through future acquisitions could have an adverse effect on our results of operations and financial condition. Acquisitions may require investment of operational and financial resources and could require integration of dissimilar operations, assimilation of new employees, diversion of management time and resources, increases in administrative costs, potential loss of key employees of the acquired company and additional costs associated with debt or equity financing. Acquisitions may also result in losses associated with discontinued operations. For example, we recognized a net loss of $4.7 million in connection with our divestitures in 2001 of our Perham, Minnesota facility and our Deep Run domestic wet pet food business, both of which we acquired in our Windy Hill acquisition.

     We may encounter increased competition for acquisitions in the future, which could result in acquisition prices we do not consider acceptable. We may not have sufficient available capital resources to execute potential acquisitions, and our ability to enter into acquisitions may be limited by our senior credit facility and our indentures. We may not find suitable acquisition candidates at acceptable prices or succeed in integrating any acquired business into our existing business or in retaining key customers of acquired businesses.

     Our operating results and financial condition could be materially and adversely affected if any of the following occurs:

     - the expected operating efficiencies from the acquisitions do not materialize;

     - we fail to successfully integrate the acquisitions into our existing operations; or

     - the cost of the acquisition integrations exceeds expectations.

  THE AMOUNT OF GOODWILL AND OTHER INTANGIBLE ASSETS WE HAVE RECORDED FROM OUR ACQUISITIONS MAY NOT BE REALIZED, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS AND REDUCE OUR ABILITY TO SERVICE OUR DEBT OBLIGATIONS.

     At March 29, 2003, we had $366.8 million of goodwill and trademarks. Goodwill has been recorded under the purchase accounting method to represent the excess of the amount paid over the fair value of the assets acquired and liabilities assumed. The assets associated with our goodwill and trademarks may not be realized by us in the future. Goodwill and trademarks represented 42% of our total assets as of March 29, 2003. Through December 29, 2001, we amortized our goodwill over 20 and 40 years and trademarks over 30 years.

     Effective December 30, 2001, we adopted FASB's Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, or SFAS 142, which requires that goodwill and other intangible assets with indefinite lives no longer be amortized. Our only intangible asset with an indefinite useful life other than goodwill is our trademarks. SFAS 142 further requires that the fair value of goodwill and other intangible assets with indefinite lives be tested for impairment upon adoption of this statement, annually and upon the occurrence of certain events, and be written down to fair value if considered impaired. In the first quarter of fiscal 2002, we reassessed the useful lives and residual values of all our intangible assets acquired in purchase business combinations and our intangible assets having estimable useful lives that are classified in other assets on our consolidated balance sheets, which resulted in no impact on our accompanying audited consolidated financial statements. During the second quarter of fiscal 2002, we completed the required transitional impairment tests of goodwill and other intangible assets with indefinite lives and, based on the results of the tests, determined no impairment to the carrying values of these assets existed as of our adoption date for SFAS 142 on December 30, 2001. In the fourth quarter of fiscal 2002, we performed our required annual assessment of impairment and determined no such impairment was evident. The adoption of SFAS 142 resulted in the elimination of annual amortization related to goodwill and trademarks. In fiscal 2001, such amortization was $10.3 million, or $7.6 million net of income tax benefit. Our results of operations in future periods could be adversely affected if our goodwill and other intangible assets are determined to be impaired under SFAS 142.

  WE FACE SIGNIFICANT COMPETITION FROM NATIONAL, REGIONAL AND STORE BRAND MANUFACTURERS, MANY OF WHOM ARE LARGER THAN WE ARE AND HAVE SIGNIFICANTLY GREATER RESOURCES THAN WE DO.

     The pet food industry is highly competitive. The companies that produce and market the major national branded pet foods are national or international conglomerates that are substantially larger than us and possess significantly greater financial and marketing resources than us. Our store brand pet food products compete for shelf space with national branded pet food products on the basis of quality and price. In addition, certain national branded manufacturers also manufacture store brands. National branded products compete principally through advertising to create brand awareness and loyalty. We experience some price competition from national branded products. To the extent significant price competition from national branded products exists or the national branded manufacturers significantly increase their store brand presence, our operating results and cash flows could be adversely affected. We also compete with regional branded manufacturers and other store brand manufacturers.

  A PORTION OF OUR REVENUES IS DERIVED FROM OUR INTERNATIONAL OPERATIONS, WHICH SUBJECT US TO ADDITIONAL BUSINESS, ECONOMIC AND POLITICAL RISKS AND COULD LIMIT OUR ABILITY TO SUCCESSFULLY CARRY OUT OUR BUSINESS STRATEGY.

     We operate a portion of our business and market products internationally. As of December 28, 2002, we sold our products in more than 30 countries. We have facilities in Austria, Denmark, the United Kingdom, Italy, Spain and Russia. In fiscal 2002, our foreign subsidiaries had net sales of $195.1 million, or 22% of our total net sales, with the majority of these sales in Europe. We are, therefore, subject to the risks customarily attendant to international operations and investments in foreign countries.

     We currently have foreign currency exposures relating to buying, selling and financing in currencies other than our functional currencies. We have Euro-denominated debt outstanding and, therefore, are exposed to foreign currency exchange risk. We also have foreign currency exposure related to foreign denominated revenues and costs translated into U.S. dollars. These exposures are primarily concentrated in the Euro, the Danish Krona and British Pound Sterling. Fluctuations in foreign currency exchange rates may affect the results of our operations and the value of our foreign assets, which in turn may adversely affect reported earnings and the comparability of period-to-period results of operations. Management of our foreign currency exposure may not protect us from fluctuations in foreign currency exchange rates. Fluctuations in foreign currency exchange rates could have a material adverse effect on our business, results of operations and financial condition.

     Other risks include:

     - import and export license requirements;

     - trade restrictions;

     - foreign tax laws, tariffs and other foreign laws and regulations;

     - limitation on repatriating earnings back to the United States;

     - difficulties in staffing and managing international operations;

     - nationalization;

     - expropriation;

     - restrictive actions by local governments;

     - war and civil disturbance; and

     - disruptions or delays in shipments.

     Any of these events could have an adverse effect on our operations in foreign countries. Interruption of our international operations could have a material adverse effect on our financial condition and results of operations.

  IF WE LOSE CERTAIN KEY PERSONNEL OR ARE UNABLE TO HIRE ADDITIONAL QUALIFIED PERSONNEL, WE MAY NOT BE SUCCESSFUL.

     Our success depends upon the continued services of our highly skilled personnel involved in management, production and distribution, and, in particular, upon the efforts and abilities of our executive management group. If we lose the service of any of the members of our executive management group, the loss could have a material adverse effect on our business, financial condition and results of operations. We do not have key person life insurance covering any of our employees. Our success also depends upon our ability to attract and retain highly qualified employees.

  WE ARE SUBJECT TO EXTENSIVE REGULATION, AND OUR COMPLIANCE WITH EXISTING OR FUTURE LAWS AND REGULATIONS OR MAKING ANY PRODUCT RECALLS PURSUANT THERETO COULD CAUSE US TO INCUR SUBSTANTIAL EXPENDITURES.

     We are subject to a broad range of federal, state, local and foreign laws and regulations intended to protect the public health and the environment, including those governing discharges to the air and water, the storage of petroleum substances and chemicals, the handling and disposal of solid or hazardous wastes and the remediation of contamination associated with releases of wastes or hazardous substances. Our U.S. operations are also subject to regulation by the Occupational Safety and Health Administration, the Food and Drug Administration, the Department of Agriculture and by various state and local authorities regarding the processing, packaging, storage, distribution, advertising and labeling of our products, including food safety standards. Our foreign operations are subject to similar environmental and safety laws and regulations that are enforced by governmental agencies, such as the European Commissioner of Foods, which is the controlling body of the European Union. The European Union is taking a much stronger role in both the regulation of raw materials for manufacturing and the labeling of pet food. The European Commissioner of Food is overseeing this movement towards heightened regulation of pet food. Violations of any of these laws and regulations may result in administrative, civil or criminal penalties being levied against us, permit revocation or modification, performance of environmental investigatory or remedial activities, or a cease and desist order against operations that are not in compliance. On October 30, 1998, we initiated a voluntary product recall for certain dry dog food manufactured at our Temple, Texas plant. The cost of the product recall was not covered by insurance and we recognized a $3.0 million product recall charge in the fourth quarter of fiscal 1998.

     These laws and regulations may change in the future, we may incur material costs in the future to comply with current or future laws and regulations or to effect future recalls, and these matters may have a material adverse effect on our business.

  THE BOARD OF DIRECTORS OF DOANE PET CARE ENTERPRISES, INC., OUR PARENT COMPANY, AND OUR BOARD OF DIRECTORS ARE CONTROLLED BY CERTAIN STOCKHOLDERS AND THEIR INTERESTS MAY BE DIFFERENT THAN YOURS.

     Doane Pet Care Enterprises, Inc., our parent company, is a holding company with no operations. We are its sole operating subsidiary. In connection with our acquisition of Windy Hill Pet Food Company, Inc. in August 1998, we, Summit/DPC Partners, L.P., Summit Capital, Inc., Chase Manhattan Investment Holdings, Inc. (predecessor to J.P. Morgan Partners (BHCA), L.P.) and an affiliate thereof, DLJ Merchant Banking Partners, L.P. and certain of its affiliates, all of Windy Hill's former stockholders, and certain other stockholders of Doane Pet Care Enterprises, Inc. entered into an investors' agreement. The investors' agreement contains provisions providing certain of these parties with board designation rights. The holders of our senior preferred stock also have the right to elect two additional directors to our board of directors in certain circumstances. On November 7, 2002, the holders of our senior preferred stock elected two directors to our board.

     Through their control of the boards of directors of Doane Pet Care Enterprises, Inc. and our company, these investors will be able to control our policies, management and affairs and to effectively prevent or cause a change in our control. Each of our significant stockholders, together with its affiliates, has other business interests and activities in addition to its ownership interest in us. It is possible that the significant stockholders may exercise their control in ways that serve their individual interests but do not serve the best interests of our other stockholders or our noteholders. It is also possible that conflicts or disagreements among the stockholders may make it difficult for us to take action important to the achievement of our goals.

  WE MAY BE SUBJECT TO WORK STOPPAGES AT OUR FACILITIES OR THOSE OF OUR PRINCIPAL CUSTOMERS, WHICH COULD ADVERSELY IMPACT THE PROFITABILITY OF OUR BUSINESS.

     A portion of our global work force is unionized. If our unionized workers were to engage in a strike, work stoppage or other slowdown in the future, we could experience a significant disruption of our operations, which could have a material adverse effect on us. Furthermore, organizations responsible for shipping our products may be impacted by strikes staged by the unions representing transportation employees. Any interruption in the delivery of our products could have a material adverse effect on us.

  IF THE INVESTMENTS IN OUR PENSION PLANS DO NOT PERFORM AS EXPECTED, WE MAY HAVE TO CONTRIBUTE ADDITIONAL AMOUNTS TO THE PLANS.

     We maintain a non-contributory pension plan covering hourly and salaried workers of a predecessor company. The plan was frozen in 1998 and, as a result, future benefits no longer accumulate and our annual service cost ceased as of that date. Our only active plan covers 46 union employees at one facility. Due to a decline in the market value of these plans' assets in 2002 and the decline of interest rates used in discounting benefit liabilities, the pension assets at the end of 2002 were $1.1 million less than the accumulated benefit obligations. Under FASB's Statement on Financial Accounting Standards No. 87, Employers' Accounting for Pensions, or SFAS 87, we were required to record a balance sheet adjustment during the 2002 fourth quarter for the minimum pension liability. The non-cash adjustment was a reduction of $9.1 million, or $5.6 million net of deferred tax benefit, in accumulated other comprehensive income (loss) in the audited consolidated financial statements in our accompanying Form 10-K for the year ended December 28, 2002. Under federal law, we were not required to make any cash contributions to the inactive plan in fiscal 2000 through 2002 and do not expect to make any cash contribution in fiscal 2003. Our contributions to the active plan in fiscal 2000 through 2002 were less than $0.1 million each year and we expect to contribute less than $0.1 million in 2003. However, if underperformance of the plans' investments continues, we may be required in the future to contribute additional funds to ensure that the pension plans will be able to pay out benefits as scheduled. Such an increase in funding could result in a decrease in our available cash flow, which would limit our ability to fund our business activities or pay principal or interest on our debt.

                           FORWARD-LOOKING STATEMENTS

     The information contained or incorporated by reference in this prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Some of these statements can be identified by terms and phrases such as "anticipate," "believe," "assume," "intend," "estimate," "expect," "continue," "could," "may," "plan," "project," "predict," "will" and similar expressions. These statements appear in a number of places and include statements regarding our plans, beliefs or current expectations, including those plans, beliefs and expectations of our officers and directors, with respect to, among other things:

     - reliance on a few customers for a large portion of our sales and our ability to maintain our relationships with these customers;

     - future capital expenditures and our ability to finance these capital expenditures;

     - our ability to finance our debt service requirements under our senior credit facility and our other debt and to comply with our financial covenants relating to our senior credit facility;

     - our future financial condition or results of operations;

     - our business strategies and other plans and objectives for future operations;

     - general economic and business conditions;

     - business opportunities that may be presented to and pursued by us from time to time;

     - our exposure to, and our ability to manage, our market risks;

     - the impact of existing or new accounting pronouncements; and

     - risks related to our international operations.

     These forward-looking statements are based on our assumptions and analyses and are not guarantees of our future performance. These statements are subject to risks, many of which are beyond our control, that could cause our actual results to differ materially from those contained in our forward-looking statements. Factors that could cause results to differ materially include without limitation: decreases or changes in demand for our products, changes in market trends, general competitive pressures from existing and new competitors, price volatility of commodities, natural gas, other raw materials and packaging, foreign currency exchange rate fluctuations, future investment returns on our pension plans, changes in laws and regulations, adverse changes in operating performance, adverse economic conditions and other factors described under "Risk factors."

     We undertake no obligation to revise the forward-looking statements to reflect any future events or circumstances. All forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary statement.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the notes in any market-making transaction in connection with which this prospectus may be delivered.

                       RATIO OF EARNINGS TO FIXED CHARGES

     For purposes of calculating the ratio of earnings to fixed charges, earnings available for fixed charges (income (loss) before income taxes plus fixed charges) is divided by fixed charges (interest expense, net, plus 33% of rent expense).

                                                                                                    THREE
                                                      YEARS ENDED                                  MONTHS
                         ----------------------------------------------------------------------     ENDED
                         DECEMBER 31,   JANUARY 1,   DECEMBER 30,   DECEMBER 29,   DECEMBER 28,   MARCH 29,
                           1998(1)         2000        2000(1)        2001(1)          2002         2003
                         ------------   ----------   ------------   ------------   ------------   ---------
Ratio of earnings to
  fixed charges........         --        1.99x            --             --          1.26x            --

---------------

(1) The amounts of the deficiency in earnings available for fixed charges from a ratio of 1.0x (in thousands) are $34,288, $5,739, and $38,109 for the years ended December 31, 1998, December 30, 2000 and December 29, 2001, respectively, and $7,269 for the three months ended March 29, 2003.

                            DESCRIPTION OF THE NOTES

     We issued the notes under an indenture dated as of February 28, 2003 (the "Indenture") among us, the Subsidiary Guarantors (as defined in the Indenture) and Wilmington Trust Company, as trustee (the "Trustee").

     The terms of the notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Indenture is unlimited in aggregate principal amount. We may issue an unlimited principal amount of additional notes having identical terms and conditions as the notes (the "Additional Notes"). We will only be permitted to issue such Additional Notes if at the time of such issuance, we were in compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the notes and will vote on all matters with the holders of the notes.

     This description is intended to be a useful overview of the material provisions of the notes, the Subsidiary Guarantees and the Indenture. Since this description is only a summary, you should refer to the Indenture for a complete description of our obligations, the obligations of our Subsidiary Guarantors and your rights. The Indenture is filed as an exhibit to the registration statement of which this prospectus is a part.

     You will find the definitions of capitalized terms used in this description under the heading "Certain definitions." For purposes of this description, references to "the Company," "we," "our" and "us" refer only to Doane Pet Care Company and not to its Subsidiaries.

GENERAL

  THE NOTES

     The notes:

     - are our general unsecured, senior obligations;

     - are effectively subordinated to all of our secured debt;

     - are senior to all of our existing and future Subordinated Debt, including, without limitation, the 1998 Notes;

     - are effectively subordinated to all liabilities (including trade payables) of each of our Subsidiaries that is not a Subsidiary Guarantor;

     - mature on March 1, 2010;

     - are issued in denominations of $1,000 and integral multiples of $1,000;

     - are represented by one or more registered notes in global form, but in certain circumstances may be represented by notes in definitive form. See "-- Book-entry; delivery and form"; and

     - are unconditionally Guaranteed on a senior basis by DPC Investment Corp. and Doane/Windy Hill Joint Venture, L.L.C., representing each Domestic Subsidiary of the Company as of the date of this prospectus. See
       "-- Subsidiary guarantees."

     As of the date of this prospectus, all of our Domestic Subsidiaries are "Restricted Subsidiaries." However, under the circumstances described below under the subheading "-- Certain covenants -- Designation of restricted and unrestricted subsidiaries," we will be permitted to designate certain of our Subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to the restrictive covenants in the Indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

  INTEREST

     Interest on the notes:

     - accrues at the rate of 10 3/4% per annum;

     - accrues from the date of original issuance or if interest has already been paid, from the most recent interest payment date;

     - is payable in cash semi-annually in arrears on March 1 and September 1, commencing on September 1, 2003;

     - is payable to the holders of record on the February 15 and August 15 immediately preceding the related interest payment dates; and

     - is computed on the basis of a 360-day year comprised of twelve 30-day months.

  PAYMENTS ON THE NOTES; PAYING AGENT AND REGISTRAR

     We will pay principal of, premium, if any, and interest on the notes at the office or agency designated by us in the Borough of Manhattan, The City of New York, except that we may, at our option, pay interest on the notes by check mailed to holders of the notes at their registered address as it appears in the Registrar's books. We have initially designated the corporate trust office of the Trustee in New York, New York to act as our Paying Agent and Registrar. We may, however, change the Paying Agent or Registrar without prior notice to the holders of the notes, and we or any of our Subsidiaries may act as Paying Agent or Registrar.

     We will pay principal of, premium, if any, and interest on, notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global note.

  TRANSFER AND EXCHANGE

     A holder of notes may transfer or exchange notes at the office of the Registrar in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the Trustee or the Registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charges or fees required by law or permitted by the Indenture. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

     The registered holder of a note will be treated as the owner of it for all purposes.

OPTIONAL REDEMPTION

     Except as described below, the notes are not redeemable until March 1, 2007. On and after March 1, 2007, the Company may redeem all or, from time to time, a part of the notes upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest on the notes, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period beginning on March 1 of the years indicated below:

YEAR                                                           PERCENTAGE
----                                                           ----------
2007........................................................    105.375%
2008........................................................    102.688%
2009 and thereafter.........................................    100.000%

     Notwithstanding the foregoing, prior to March 1, 2007, the Company may on any one or more occasions redeem up to 35% of the original principal amount of the notes with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 110.75% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that:

          (1) at least 65% of the original aggregate principal amount of the notes remains outstanding after each such redemption; and

          (2) the redemption occurs within 60 days after the closing of such Equity Offering.

     If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the note is registered at the close of business on such record date, and no additional interest will be payable to holders whose notes will be subject to redemption by the Company.

     In the case of any partial redemption, the Trustee will select the notes for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate, although no note of $1,000 in original principal amount or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to that note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. Notices of any redemption shall be mailed by first class mail at least 30 but not more than 60 days prior to the redemption date to each holder of notes to be redeemed at its registered address. If money sufficient to pay the redemption price of and any accrued and unpaid interest on the notes (or portions thereof) to be redeemed is deposited with the Paying Agent on the redemption date, interest shall cease to accrue on such notes (or portions thereof) called for redemption.

     At any time on or prior to March 1, 2007, we (or a third party) may redeem the notes as a whole at our (or their) option upon the occurrence of a Change of Control, upon not less than 30 nor more than 60 days prior notice, but in no event more than 90 days after the occurrence of the Change of Control, mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the date of redemption, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date.

     "Applicable Premium" means, with respect to a note at any redemption date, the greater of 1.0% of the principal amount of that note and the excess of the present value at that time of the redemption price of the note at March 1, 2007 (which redemption price is described in the table above), plus all required interest payments due on the notes through March 1, 2007, computed using a discount rate equal to the Treasury Rate plus 50 basis points over the principal amount of the note.

     "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity, as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date, or, if such statistical release is no longer published, any publicly available source or similar market data, most nearly equal to the period from the redemption date to March 1, 2007; provided, however, that if the period from the redemption date to March 1, 2007 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

MANDATORY REDEMPTION

     The Company is not required to make mandatory redemption payments or sinking fund payments with respect to the notes.

RANKING

     The notes are general unsecured obligations of the Company that rank senior in right of payment to all existing and future Indebtedness of the Company that is expressly subordinated in right of payment to the notes including, without limitation, the 1998 Notes. The notes rank equally in right of payment with all existing and future liabilities of the Company that are not so subordinated and are effectively subordinated to all Secured Indebtedness of the Company. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company or upon a default in payment with respect to, or the acceleration of, any Indebtedness under the Senior Credit Agreement or other Secured Indebtedness of the Company, the assets of the Company that secure such Secured Indebtedness will be available, if at all, to pay obligations on the notes only after all Indebtedness under the Senior Credit Agreement and other Secured Indebtedness of the Company has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.

SUBSIDIARY GUARANTEES

     The Company's obligations under the Indenture and the notes are, on a joint and several basis, unconditionally Guaranteed on a senior unsecured basis by the Company's existing Domestic Subsidiaries that are Restricted Subsidiaries. The Subsidiary Guarantees are general unsecured obligations of the Subsidiary

Guarantors that rank senior in right of payment to all existing and future Indebtedness of such Subsidiary Guarantor that is expressly subordinated in right of payment to such Subsidiary Guarantee including, without limitation, the Guarantees of the 1998 Notes. The Subsidiary Guarantees rank equally in right of payment with all existing and future liabilities of the Subsidiary Guarantors that are not so subordinated and are effectively subordinated to all Secured Indebtedness of such Subsidiary Guarantor. In the event of bankruptcy, liquidation, reorganization or other winding up of a Subsidiary Guarantor or upon a default in payment with respect to, or the acceleration of, any Secured Indebtedness of a Subsidiary Guarantor, the assets of such Subsidiary Guarantor that secure such Secured Indebtedness will be available, if at all, to pay obligations on the Subsidiary Guarantee of such Subsidiary Guarantor only after all Secured Indebtedness of such Subsidiary Guarantor has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the Subsidiary Guarantees then outstanding.

     The Subsidiary Guarantors have also Guaranteed obligations under the Senior Credit Agreement and the 1998 Notes.

     Although the Indenture limits the amount of Indebtedness that the Company and its Restricted Subsidiaries may Incur, such Indebtedness may be substantial and all of it may be Indebtedness of Subsidiary Guarantors. The Company's Subsidiaries that are not Subsidiary Guarantors may also Incur additional Indebtedness.

     The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

     In addition, a Subsidiary Guarantor will be released from its obligations under the Indenture, the Subsidiary Guarantee and the Registration Rights
Agreement:

          (1) upon the legal defeasance or covenant defeasance of the notes as described under the section entitled "Defeasance," and

          (2) if the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture.

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, unless the Company has exercised its right to redeem the notes as described under "Optional redemption," each holder of notes will have the right to require the Company to repurchase all or any part of that holder's notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date.

     Within 30 days following any Change of Control, unless the Company has mailed a redemption notice with respect to all the outstanding notes in connection with the Change of Control, the Company shall mail a notice to each holder of record of the notes and to the Trustee stating:

     - that a Change of Control has occurred and that the holder has the right to require the Company to purchase its notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of holders of record on a record date to receive interest on the relevant interest payment date;

     - the circumstances and relevant facts and financial information concerning the Change of Control;

     - the repurchase date, which shall be no earlier than 30 days nor later than 60 days from the date the notice is mailed; and

     - the procedures determined by the Company, consistent with the Indenture, that a holder must follow in order to have its notes purchased.

     The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue thereof.

     The provisions described above that require the Company to make an offer to repurchase notes as provided by this covenant (a "Change of Control Offer") following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture will not contain provisions that permit the holders of the notes to require that the Company to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

     The occurrence of certain of the events that would constitute a Change of Control would constitute a default under the Senior Credit Agreement. Furthermore, the Company is required upon the occurrence of certain change of control events (including but not limited to, certain events which would constitute a Change of Control under the Indenture) to make an offer to repurchase the 1998 Notes. Future Indebtedness of the Company and its Subsidiaries may contain prohibitions on certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of the notes of their right to require the Company to repurchase the notes or the 1998 Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to other covenants and events of default contained in the agreements pursuant to which such Indebtedness was issued and due to the financial effect of such repurchases on the Company. Finally, the Company's ability to pay cash to the holders upon a repurchase may be limited by the Company's then existing financial resources. Sufficient funds may not be available when necessary to make any required repurchases. Even if sufficient funds were otherwise available, the terms of the Senior Credit Agreement generally prohibit the Company's prepayment of the notes prior to their scheduled maturity. Consequently, if the Company is not able to prepay the Senior Credit Agreement and any other Indebtedness containing similar restrictions or obtain requisite consents or waivers, as described above, the Company will be unable to fulfill its repurchase obligations if holders of the notes exercise their repurchase rights following a Change of Control, thereby resulting in a Default under the Indenture.

CERTAIN COVENANTS

  LIMITATION ON INDEBTEDNESS

     (1) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, Incur any Indebtedness; provided, however, that the Company and its Restricted Subsidiaries may Incur Indebtedness if on the date thereof:

          (a) the Consolidated Coverage Ratio would be greater than 2.00:1.00;
     and

          (b) no Default or Event of Default will have occurred or be continuing or would occur as a consequence of Incurring Indebtedness.

     (2) Paragraph (1) above will not prohibit the Incurrence of the following
Indebtedness:

          (a) Bank Indebtedness of the Company or its Restricted Subsidiaries; provided that the aggregate principal amount of Indebtedness Incurred pursuant to this clause (a) does not exceed an amount outstanding at any time equal to $280.0 million less the aggregate amount of permanent reductions of commitments to extend credit thereunder and repayments of principal thereof after the Issue Date, in each case without duplication of repayments required as a result of such reductions of commitments;

          (b) Indebtedness of the Company owed to any Wholly Owned Restricted Subsidiary and of any Restricted Subsidiary owed to the Company or any Wholly Owned Restricted Subsidiary; provided, however,

             (i) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes;

             (ii) if a Restricted Subsidiary is the obligor on such Indebtedness, such Indebtedness is made pursuant to an intercompany note;

             (iii) if a Restricted Subsidiary is the obligor on such Indebtedness and the Company is not the obligee, such Indebtedness is subordinated in right of payment to the Subsidiary Guarantee of such Restricted Subsidiary; and

             (iv)(x) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Wholly-Owned Restricted Subsidiary (other than as collateral to secure Bank Indebtedness) of the Company; and

                 (y) any sale or other transfer of any such Indebtedness to a Person other than the Company or a Wholly-Owned Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

          (c) Indebtedness represented by the notes, any Indebtedness (other than the Indebtedness described in clauses (a), (b) or (f)) outstanding on the Issue Date, including the 1998 Notes and the Guarantees related thereto, and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (c) or paragraph (1);

          (d) Indebtedness represented by the Subsidiary Guarantees and other Guarantees by the Subsidiary Guarantors of Indebtedness Incurred in accordance with the provisions of the Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Subsidiary Guarantee;

          (e) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations;

          (f) Indebtedness of Foreign Subsidiaries in an aggregate principal amount at any one time outstanding not to exceed the greater of (x) 40% of Foreign Consolidated Net Tangible Assets and (y) $40.0 million; and

          (g) Indebtedness of the Company and its Restricted Subsidiaries, which may comprise Bank Indebtedness, in an aggregate principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (g) and then outstanding, will not exceed $25.0 million.

     Notwithstanding any other provision of this covenant, except as set forth in the proviso hereto, the Company and its Restricted Subsidiaries shall not Incur any Indebtedness pursuant to paragraph (2) above if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Obligation or Guarantor Subordinated Obligation, as the case may be, unless such Indebtedness constitutes Refinancing Indebtedness; provided, however, that the Company and its Restricted Subsidiaries shall be permitted to Incur such Indebtedness pursuant to paragraph
(2) above if such Indebtedness is incurred for the purpose of making payments set forth in paragraph 2(i) under the covenant, "Limitation on restricted payments."

     For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to, and in compliance with, this covenant:

          (1) in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Indebtedness described in paragraph (2) of this covenant, or is entitled to be Incurred pursuant to paragraph (1) of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant;

          (2) all Indebtedness outstanding on the date of the Indenture under the Senior Credit Agreement shall be deemed outstanding under clause (a) of paragraph (2) of this covenant;

          (3) all Indebtedness under Foreign Credit Agreements outstanding on the Issue Date shall be deemed outstanding under clause (f) of paragraph
     (2) of this covenant (notwithstanding Clause (1) above);

          (4) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP; and

          (5) the principal amount of any Disqualified Stock of the Company or a Subsidiary or Preferred Stock of a Subsidiary will be equal to the liquidation preference thereof, together with any dividend thereon that is more than 30 days past due.

     Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant.

     For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

  LIMITATION ON RESTRICTED PAYMENTS

     (1) The Company shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, after the Issue Date to:

          (a) declare or pay any dividend or make any distribution on or in respect of its Capital Stock, including any payment in connection with any merger or consolidation involving the Company, except (i) dividends or distributions payable in its Capital Stock, other than Disqualified Stock, and (ii) dividends or distributions payable to the Company or another Restricted Subsidiary, and, if the Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, to its other holders of common Capital Stock on a pro rata basis;

          (b) purchase, redeem, retire or otherwise acquire for value any Capital Stock (including, without limitation, Disqualified Stock) of the Company held by Persons other than the Company or another Restricted Subsidiary;

          (c) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or Guarantor Subordinated Obligations, other than the purchase, repurchase, redemption, defeasance or other acquisition of Subordinated Obligations or Guarantor Subordinated Obligations in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or acquisition; or

          (d) make any Investment, other than a Permitted Investment, in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being herein referred to as a "Restricted Payment"), if at the time the Company or the Restricted Subsidiary makes the Restricted Payment: a Default shall have occurred and be continuing, or would result therefrom; the Company could not Incur at least an additional $1.00 of Indebtedness pursuant to paragraph (1) under the covenant "-- Limitation on indebtedness" after giving effect, on a pro forma basis, to such Restricted Payment; or the aggregate amount of the Restricted Payment and all other Restricted Payments declared or made on or subsequent to the Issue Date would exceed the sum of:

             (i) 50% of the Consolidated Net Income, accrued during the period (treated as one accounting period) from the Issue Date to the end of the most recent fiscal quarter ending prior to the date of the Restricted Payment as to which financial results are available, but in no event more than 135 days prior to the date of the Restricted Payment, or, in case the Consolidated Net Income shall be a deficit, minus 100% of that deficit;

             (ii) 100% of the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock, other than Disqualified Stock, or other cash contributions to its capital subsequent to the Issue Date, other than an issuance or sale to a Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries;

             (iii) 100% of the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock to an employee stock ownership plan or similar trust subsequent to the Issue Date; provided, however, that if the plan or trust Incurs any Indebtedness to or Guaranteed by the Company to finance the acquisition of such Capital Stock, the aggregate amount shall be limited to any increase in the Consolidated Net Tangible Worth of the Company resulting from principal repayments made by the plan or trust with respect to Indebtedness Incurred by it to finance the purchase of such Capital Stock; and

             (iv) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company's balance sheet upon the conversion or exchange, other than by a Restricted Subsidiary of the Company, subsequent to the Issue Date of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock, other than Disqualified Stock, of the Company, less the amount of any of its cash, or other property, distributed by the Company or any of its Subsidiaries upon the conversion or exchange.

     (2) The provisions of paragraph (1) shall not prohibit:

          (a) any purchase, retirement, prepayment, defeasance or redemption of Capital Stock, Disqualified Stock or Subordinated Obligations of the Company or Guarantor Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company, other than Disqualified Stock and other than Capital Stock issued or sold to a Restricted Subsidiary or an employee stock ownership plan or other trust established by the Company or any of its Restricted Subsidiaries; provided, however, that the purchase, retirement, prepayment, defeasance or redemption shall be excluded in the calculation of the amount of Restricted Payments and the Net Cash Proceeds from the sale shall be excluded from clause (d)(ii) of paragraph (1) above;

          (b) any purchase, retirement, prepayment, defeasance or redemption of Subordinated Obligations of the Company or Guarantor Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company or Guarantor Subordinated Obligations, as the case may be, that in each case constitute Refinancing Indebtedness; provided, however, that the purchase, retirement, prepayment, defeasance or redemption shall be excluded in the calculation of the amount of Restricted Payments;

          (c) any purchase, retirement, prepayment, defeasance or redemption of Disqualified Stock made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of the issuer of such refinanced Disqualified Stock; provided, however, that the purchase, retirement, prepayment, defeasance or redemption shall be excluded in the calculation of the amount of Restricted Payments;

          (d) so long as no Default or Event of Default has occurred and is continuing, any purchase, retirement, prepayment, defeasance or redemption of Subordinated Obligations or Guarantor Subordinated Obligations from Net Available Cash to the extent permitted under "-- Limitation on sales of assets" below; provided, however, that the purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments;

          (e) dividends paid within 60 days after the date of declaration if at such date of declaration the dividend would have complied with this provision; provided, however, that such dividends shall be included in the calculations of the amount of Restricted Payments;

          (f) payment of dividends or other distributions by the Company for the purposes set forth in clauses (i) through (iii) below; provided, however, that any dividend or distribution described in clauses (i) and (ii) will be excluded in the calculation of the amount of Restricted Payments and any dividend or distribution described in clause (iii) will be included in the calculation of the amount of Restricted Payments:

             (i) in amounts equal to the amounts required for Holdings to pay franchise taxes and other fees required to maintain its legal existence and provide for audit, accounting, legal and other operating costs of up to $500,000 per fiscal year;

             (ii) in amounts equal to amounts required for Holdings to pay federal, state and local income taxes to the extent those income taxes are attributable to the income of the Company and its Restricted Subsidiaries; and

             (iii) in amounts equal to amounts expended by the Company or Holdings to repurchase Capital Stock of the Company or Holdings owned by employees, officers and directors, including former employees, officers and directors, of the Company or its Subsidiaries or their assigns, estates and heirs; provided that the aggregate amount paid, loaned or advanced pursuant to this clause (iii) shall not, in the aggregate, exceed the sum of $3.0 million plus any amounts contributed by Holdings to the Company as a result of resales of the repurchased shares of Capital Stock;

          (g) any repurchase of any Capital Stock deemed to occur upon exercise of stock options or warrants if that Capital Stock represents a portion of the exercise price of the options or warrants; provided, however, that such repurchases will be excluded from subsequent calculations of the amount of Restricted Payments;

          (h) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Obligation of the Company or any Guarantor Subordinated Obligation of any of the Subsidiary Guarantors pursuant to a "change of control" covenant set forth in the indenture pursuant to which the same is issued and such "change of control" covenant is substantially identical in all material respects to the comparable provisions included in the Indenture; provided that such repurchase, redemption or other acquisition or retirement for value shall only be permitted if all of the terms and conditions in such provisions have been complied with and such repurchases, redemptions or other acquisitions or retirements for value are made in accordance with such indenture pursuant to which the same is issued and provided further that the Company has repurchased all notes required to be repurchased by the Company pursuant to the terms and conditions described under the caption "Change of control" prior to the repurchase, redemption or other acquisition or retirement for value of such Subordinated Obligation or Guarantor Subordinated Obligation pursuant to the "change of control" covenant included in such indenture; provided that such repurchase, redemption or other acquisition shall be excluded in subsequent calculations of the amount of Restricted Payments;

          (i) payments in an aggregate amount not to exceed $5.0 million for the purchase, retirement, prepayment, defeasance or redemption of a portion of the 1998 Notes, on any one or more occasions, within 270 days of the date of the Indenture; provided, however, that such purchase, retirement, prepayment, defeasance or redemption of the 1998 Notes shall be excluded in the calculation of the amount of Restricted Payments; or

          (j) Restricted Payments in an amount not to exceed $5.0 million.

     The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The Fair Market Value of any cash Restricted Payment shall be its face amount and any non-cash Restricted Payment shall be determined conclusively by the board of directors of the Company acting in good faith, whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal, financial advisory, or investment banking firm of national standing if such Fair Market Value is estimated to exceed $25.0 million. Not later than the date of making any Restricted Payment (other than Restricted Payments under clauses (a) through
(h) of the preceding paragraph), the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Limitation on restricted payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

  LIMITATION ON LIENS

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock), whether owned on the Issue Date or acquired after that date, securing any Indebtedness, unless contemporaneously with the Incurrence of the Liens, effective provision is made to secure the Indebtedness due under the Indenture and the notes or, in respect of Liens on any Restricted Subsidiary's property or assets, any Subsidiary Guarantee of such Subsidiary, equally and ratably with (or prior to in the case of Liens with respect to Subordinated Obligations or Guarantor Subordinated Obligations, as the case may be) the Indebtedness secured by such Lien for so long as such Indebtedness is so secured.

  LIMITATION ON SALE/LEASEBACK TRANSACTIONS

     The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/ Leaseback Transaction unless:

          (1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Sale/Leaseback Transaction at least equal to the Fair Market Value (as evidenced by a resolution of the Board of Directors of the Company) of the property subject to such transaction;

          (2) the Company or such Restricted Subsidiary could have Incurred Indebtedness in an amount equal to the Attributable Indebtedness in respect of such Sale/Leaseback Transaction pursuant to either the first or second paragraph of the covenant described under "-- Limitation on indebtedness";

          (3) the Company or such Restricted Subsidiary would be permitted to create a Lien on the property subject to such Sale/Leaseback Transaction without securing the notes by the covenant described under "-- Limitation on liens"; and

          (4) the Sale/Leaseback Transaction is treated as an Asset Disposition and all of the conditions of the Indenture described under "-- Limitation on sales of assets" (including the provisions concerning the application of Net Available Cash) are satisfied with respect to such Sale/Leaseback Transaction, treating all of the cash proceeds net of fees and expenses received in such Sale/Leaseback Transaction as Net Available Cash for purposes of such covenant.

  LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM SUBSIDIARIES

     The Company shall not, and shall not permit any of its Restricted Subsidiaries to create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (1) pay dividends, make any other distributions on its Capital Stock or pay any Indebtedness or other obligation owed to the Company or any of its Restricted Subsidiaries;

          (2) make any loans or advances to the Company or any of its Restricted Subsidiaries; or

          (3) transfer any of its property or assets to the Company or any of its Restricted Subsidiaries except:

             (a) any encumbrance or restriction pursuant to an agreement in effect on the Issue Date, including those arising under or in connection with the Senior Credit Agreement;

             (b) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by a Restricted Subsidiary prior to the date on which that Restricted Subsidiary was acquired by the Company, other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which that Restricted Subsidiary was acquired by the Company;

             (c) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refinancing of Indebtedness Incurred pursuant to an agreement referred to in clauses
        (a) or (b) or this clause (c) or contained in any amendment, supplement or modification, including an amendment and restatement, to an agreement referred to in clauses (a) or (b) or this clause (c); provided, however, that the encumbrances and restrictions contained in any such refinancing agreement or amendment taken as a whole are no less favorable to the holders of the notes in any material respect than encumbrances and restrictions contained in the agreements;

             (d) in the case of clause (3), any encumbrance or restriction:

                (i) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license, or similar contract,

                (ii) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any of its Restricted Subsidiaries not otherwise prohibited by the Indenture, or

                (iii) contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restrictions restrict the transfer of the property subject to those security agreements;

             (e) any restriction imposed by applicable law;

             (f) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of that Restricted Subsidiary pending the closing of the sale or disposition; and

             (g) purchase obligations for property acquired in the ordinary course of business that impose certain restrictions of the nature described in clause (3) above on the property so acquired.

  LIMITATION ON SALES OF ASSETS

     (1) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

          (a) the Company or such Restricted Subsidiary, as the case may be, receives consideration, including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise, at the time of the Asset Disposition at least equal to the Fair Market Value of the shares and assets subject to the Asset Disposition;

          (b) at least 75% of the consideration thereof received by the Company or Restricted Subsidiary is in the form of cash; and

          (c) an amount equal to 100% of the Net Available Cash from the Asset Disposition is applied by the Company, or the Restricted Subsidiary, as the case may be:

             (i) first, to the extent the Company or any Restricted Subsidiary, as the case may be, elects, or is required by the terms of any Indebtedness, to prepay, repay or purchase Secured Indebtedness of the Company (other than Disqualified Stock or Subordinated Obligations) or Secured Indebtedness of a Wholly Owned Restricted Subsidiary and effect a permanent corresponding commitment reduction thereunder (other than Preferred Stock or Guaranteed Subordinated Obligations), in each case other than Indebtedness owed to the Company or an Affiliate of the Company, or the Senior Credit Agreement (whether the Senior Credit Agreement is secured or unsecured) within one year after the later of the date of the Asset Disposition or the receipt of the Net Available Cash and effect a permanent corresponding commitment reduction thereunder;

             (ii) second, to the extent of the balance of Net Available Cash after application in accordance with clause (i), to the extent the Company or the Restricted Subsidiary elects, to reinvest in Additional Assets, including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary, within one year after the later of the date of the Asset Disposition or the receipt of the Net Available Cash;

             (iii) third, to the extent of the balance of the Net Available Cash after application in accordance with clauses (i) and (ii), to make an offer to purchase pro rata (A) notes, pursuant and subject to the conditions of the Indenture, and (B) Pari Passu Indebtedness (with similar asset sale provisions);

             (iv) fourth, to the extent of the balance of the Net Available Cash after application in accordance with clauses (i), (ii) and (iii), to the extent consistent with any other applicable provision of the Indenture or the 1998 Indenture, to prepay, repay or purchase Indebtedness of the Company (other than Indebtedness owed to an Affiliate of the Company and other than Disqualified Stock of the Company) or Indebtedness of any Restricted Subsidiary (other than Indebtedness owed to the Company or an Affiliate of the Company or Preferred Stock), in each case described in this clause (iv) within one year from the receipt of the Net Available Cash or, if the Company has made an offer pursuant to clause (iii), six months from the date the offer is completed; and

             (v) fifth, any excess remaining after application of the foregoing, to any other lawful purpose not prohibited by the terms of the Indenture.

             In connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (i), (iii) or (iv) above, the Company or such Restricted Subsidiary shall retire such Indebtedness and shall cause the related loan commitment, if any, to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions, the Company and its Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance herewith except to the extent that the aggregate Net Available Cash from all Asset Dispositions that are not applied in accordance with this covenant at any time exceeds $1.0 million. The Company shall not be required to make an offer for the notes pursuant to this covenant if the Net Available Cash available therefor, after application of the proceeds as provided in clauses (i) and (ii) (the "Excess Proceeds"), is less than $10.0 million, which lesser amounts shall be carried forward for purposes of determining whether an offer is required with respect to the Net Available Cash following any subsequent Asset Disposition.

             In the event the Company makes an Offer pursuant to this covenant to purchase the notes and an offer to purchase or otherwise repurchase or redeem Pari Passu Indebtedness (a "Pari Passu Offer"), upon completion of such Offer and Pari Passu Offer, the amount of Excess Proceeds for purposes of this Indenture shall be reset to zero.

             For purposes of clause (b) of the first paragraph of this covenant, the following will be deemed to be cash:

                (A) the assumption of Indebtedness, other than Subordinated Obligations, Guarantor Subordinated Obligations or Disqualified Stock of the Company or any of its Restricted Subsidiaries, and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with the Asset Disposition; and

                (B) securities received by the Company or any of its Restricted Subsidiaries of the Company from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 90 days following the receipt thereof.

     (2) In the event of an Asset Disposition that requires the purchase of notes pursuant to clause (1)(c)(iii) above, the Company will be required to apply the Excess Proceeds to the repayment of the notes and any other Pari Passu Indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such Indebtedness with the proceeds from any Asset Disposition as follows: (A) the Company will make an offer to purchase (an "Offer") within ten days of such time from all holders of the notes in accordance with the procedures set forth in the Indenture in the maximum principal amount (expressed as a multiple of $1,000) of notes that may be purchased out of an amount (the "Note Amount") equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the notes and the denominator of which is the sum of the outstanding principal amount of the notes and such Pari Passu Indebtedness and (B) to the extent required by such Pari Passu Indebtedness, the Company will make a Pari Passu Offer in an amount equal to the excess of the Excess Proceeds over the Note Amount at a purchase price of the principal amount required by the terms thereof plus accrued and unpaid interest to the purchase date in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture with respect to the Offer and in the documentation governing such Pari Passu Indebtedness with respect to the Pari Passu Offer. If the aggregate purchase price of the notes tendered pursuant to the Offer and Pari Passu Indebtedness tendered pursuant to the Pari Passu Offer is less than the Excess Proceeds, the remaining Excess Proceeds will be available to the Company for use in accordance with clause (1)(c)(iv) above.

     (3) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of the notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue thereof.

  LIMITATION ON AFFILIATE TRANSACTIONS

     (1) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction, including the purchase, sale, lease or exchange of any property or the rendering of any service, with any Affiliate of the Company (an "Affiliate Transaction") unless:

          (a) the terms of the Affiliate Transaction are no less favorable to the Company or the Restricted Subsidiary, as the case may be, than those that could be obtained by the Company or such Restricted Subsidiary in a comparable transaction at the time of the transaction in arm's-length dealings with a Person who is not an Affiliate;

          (b) in the event such Affiliate Transaction involves aggregate consideration in excess of $1.0 million, the terms of the transaction have been approved by a majority of the members of the board of directors of the Company and by a majority of the disinterested members of the board of directors of the Company, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (a) above); and

          (c) in the event the Affiliate Transaction involves aggregate consideration in excess of $5.0 million, the Company has received a written opinion from an independent accounting, appraisal, financial advisory or investment banking firm of national standing that such Affiliate Transaction is fair to the Company or the Restricted Subsidiary, as the case may be, from a financial point of view.

     (2) The provisions of the foregoing paragraph (1) will not prohibit:

          (a) any Restricted Payment permitted to be paid pursuant to the covenant described under "-- Limitation on restricted payments" (and in the case of Permitted Investments, only those described in clauses (5), (6),
     (9) and (10) of the definition of Permitted Investments);

          (b) the performance of the Company's or its Restricted Subsidiary's obligations under any employment contract, collective bargaining agreement, employee benefit plan, related trust agreement or any other similar arrangement heretofore or hereafter entered into in the ordinary course of business;

          (c) payment of compensation to, and indemnity provided on behalf of, employees, officers, directors or consultants in the ordinary course of business;

          (d) maintenance in the ordinary course of business of benefit programs or arrangements for employees, officers or directors, including vacation plans, health and life insurance plans, deferred compensation plans, and retirement or savings plans and similar plans;

          (e) any transaction between the Company and a Wholly Owned Restricted Subsidiary or between Wholly Owned Restricted Subsidiaries; or

          (f) the provision by Persons (including J.P. Morgan Partners (BHCA), L.P. and DLJ Merchant Banking Partners, L.P. and Persons directly or indirectly controlled by such entities) who may be deemed Affiliates or stockholders of the Company of investment banking, commercial banking, trust, lending or financing, investment, underwriting, placement agent, financial advisory or similar services, to the Company or its Restricted Subsidiaries on customary terms.

  LIMITATION ON SALE OF RESTRICTED SUBSIDIARY CAPITAL STOCK

     The Company will not, and will not permit any of its Restricted Subsidiaries to, (i) transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person, other than to the Company or a Wholly Owned Restricted Subsidiary, or (ii) permit any Restricted Subsidiary to issue any of its Capital Stock (other than, if necessary shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly Owned Restricted Subsidiary; provided, however, that the foregoing shall not prohibit the conveyance, sale, lease or other disposition of all the Capital Stock of a Restricted Subsidiary if the Net Available Cash from that transfer, conveyance, sale, lease, other disposition or issuance are applied in accordance with the covenant described above under "-- Limitation on sales of assets."

  SEC REPORTS

     Notwithstanding that the Company may not be required to be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC, and within 15 days after the reports are filed, provide the Trustee and the registered holders of the notes, at their addresses as set forth in the register of notes, with the annual reports and the information, documents and other reports which are otherwise required pursuant to Section 13 and 15(d) of the Exchange Act, except that the Company shall not be required to make such a filing if the Staff of the SEC will not accept such a filing (in which case, the Company shall make available such reports to the Trustee and the holders of the notes within 15 days after the date such reports would have been required to be filed). In addition, following the registration of the common stock of the Company or Holdings pursuant to
Section 12(b) or 12(g) of the Exchange Act, the Company shall make available to the Trustee and the holders of the notes, promptly upon their becoming available, copies of the Company's (or Holdings', as the case may be) annual report to stockholders and any other information provided by the Company or Holdings to its public stockholders generally. In addition, the Company and the Subsidiary Guarantors have agreed that, for so long as any notes remain outstanding, they will furnish to the holders of the notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) (which requirement may be satisfied by a Form 10-K or Form 10-Q, as applicable, for so long as such periodic reports satisfy the information requirements of Rule 144A(d)(4)) under the Securities Act to permit holders of the notes to resell the notes pursuant to Rule 144A thereunder.

     If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include consolidating financial information for such Unrestricted Subsidiary to the extent not inconsistent with the Securities Act, the Exchange Act or the rules and regulations thereunder or GAAP.

  FUTURE SUBSIDIARY GUARANTORS

     If the Company or any of its Subsidiaries acquires or creates another Domestic Subsidiary after the date of the Indenture, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 Business Days of the date on which it was acquired or created; provided, that this covenant does not apply to any Subsidiary that has properly been designated as an Unrestricted Subsidiary in accordance with the Indenture for so long as it continues to constitute an Unrestricted Subsidiary.

  MERGER AND CONSOLIDATION

     The Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to, any Person, unless:

          (1) the resulting, surviving or transferee Person (the "Successor Company") is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company, if not the Company, expressly assumes, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the notes and the Indenture;

          (2) immediately after giving effect to the transaction, and treating any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary of the Successor Company as a result of the transaction as having been Incurred by the Successor Company or that Restricted Subsidiary at the time of the transaction, no Default or Event of Default shall have occurred and be continuing;

          (3) immediately after giving effect to the transaction, the Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to paragraph (1) of "-- Limitation on Indebtedness"; and

          (4) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that the consolidation, merger or transfer and the supplemental indenture, if any, comply with the Indenture.

     The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor, the Company, in the case of a lease of all or substantially all of its assets, will not be released from the obligation to pay the principal of and interest on the notes.

     Notwithstanding the foregoing clauses, any Restricted Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company or another Wholly Owned

Restricted Subsidiary of the Company, and the Company may merge with an Affiliate of the Company incorporated solely for the purpose of reincorporating the Company in another jurisdiction to realize tax benefits.

     For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

     Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve "all or substantially all" of the property or assets of a Person.

  DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "-- Restricted payments" or Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

  EFFECTIVENESS OF COVENANTS

     The covenants described under "-- Limitation on indebtedness,"
"-- Limitation on restricted payments," "-- Limitation on restrictions on distributions from subsidiaries," "-- Limitation on sales of assets,"
"-- Limitation on affiliate transactions," "-- Limitation on sale of subsidiary capital stock," and clause (3) of the first paragraph of "-- Merger and consolidation" (collectively, the "Suspended Covenants") will no longer be in effect upon the Company attaining Investment Grade Status. If at any time the Company's credit rating is downgraded from Investment Grade Status, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended and be applicable pursuant to the terms of the Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of the Indenture), unless and until the Company subsequently attains Investment Grade Status (in which event the Suspended Covenants shall again no longer be in effect for such time that the Company maintains Investment Grade Status); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under the Indenture with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring after the Company attains Investment Grade Status and before any reinstatement of such Suspended Covenants as provided above, or any actions taken at any time pursuant to any contractual obligation arising prior to such reinstatement, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. There can be no assurance that the notes will ever achieve Investment Grade Status or that any such rating will be maintained.

  EVENTS OF DEFAULT

     An "Event of Default" is defined in the Indenture as:

          (1) a default in any payment of interest or additional interest (as required by the Registration Rights Agreement) on any note when due, continued for 30 days;

          (2) a default in the payment of principal of or premium, if any, on any note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

          (3) the failure by the Company or any Subsidiary Guarantor to comply with its obligations under the covenant "-- Merger and consolidation" above;

          (4) the failure by the Company to comply for 30 days after notice with any of its obligations under the covenants described under "Change of control" above or under the covenants described under "Certain covenants" above (in each case, other than a failure to purchase notes, which will constitute an Event of Default under clause (2) above and other than a failure to comply with "Certain Covenants -- Merger and consolidation" which is covered by clause (3) above);

          (5) the failure by the Company to comply for 60 days after notice with its other agreements contained in the Indenture;

          (6) Indebtedness of the Company or any Restricted Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $5.0 million for so long as the 1998 Notes remain outstanding, and thereafter exceeds $10.0 million, and the default shall not have been cured or the acceleration rescinded within a 10-day period, except with respect to Disqualified Stock pursuant to which the exclusive remedy of the holders thereof is additional seats on the board of directors of the Company or a Subsidiary (the "cross acceleration provision");

          (7) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary of the Company (the "bankruptcy provisions");

          (8) any judgment or decree for the payment of money in excess of $5.0 million for so long as the 1998 Notes remain outstanding, and thereafter exceeds $10.0 million, to the extent not covered by insurance, is rendered against the Company or a Significant Subsidiary and the judgment or decree shall remain undischarged or unstayed for a period of 60 days after it becomes final and non-appealable (the "judgment default provision"); or

          (9) the failure of any Subsidiary Guarantee to be in full force and effect, except as contemplated by the terms thereof, or the denial or disaffirmation by any Subsidiary Guarantor of its obligations under the Indenture or any Subsidiary Guarantee if such default continues for 10 days.

     However, a Default under clauses (4) and (5) will not constitute an Event of Default until the Trustee or the holders of at least 25% in principal amount of the outstanding notes notify the Company of the Default and the Company does not cure the Default within the time specified in clauses (4) and (5) hereof after receipt of the notice.

     If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding notes by notice to the Company may declare the principal of and accrued and unpaid interest on all the notes to be due and payable. Upon such a declaration, the principal, premium and accrued and unpaid interest shall be due and payable immediately. If an Event of Default under the bankruptcy provisions occurs and is continuing, the principal of and accrued and unpaid interest on all the notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding notes may waive any or all past Defaults or Event of Default (except with respect to nonpayment of principal, premium or interest or a Default in respect of a provision that cannot be waived without the consent of each holder) and rescind any such acceleration with respect to the notes and its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of any note may pursue any remedy with respect to the Indenture or the notes unless:

          (1) the holder has previously given the Trustee notice that an Event of Default is continuing;

          (2) holders of at least 25% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy;

          (3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

          (4) the Trustee has not complied with their request within 60 days after receipt of the request and the offer of security or indemnity; and

          (5) the holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with the request within that 60-day period.

     Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Indenture provides that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee shall be entitled to security or indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

     The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any note, the Trustee may withhold notice if and so long as a committee of its trust officers in good faith determines that withholding notice is in the interests of the holders of notes. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events that would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the notes pursuant to the optional redemption provisions of the Indenture or was required to repurchase the notes, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to March 1, 2007 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the notes prior to March 1, 2007, the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

  AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the Indenture and the notes may be amended or supplemented with the consent of the holders of a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past Default or Event of Default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding

(including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, without the consent of each holder, no amendment may, among other things:

          (1) reduce the principal amount of notes whose holders must consent to an amendment;

          (2) reduce the rate of or extend the time for payment of interest on any note;

          (3) reduce the principal of or extend the Stated Maturity of any note;

          (4) reduce the premium payable upon the redemption or repurchase of any note or change the time at which any note may be redeemed as described above under "Optional redemption";

          (5) make any note payable in currency other than that stated in the note;

          (6) impair the right of any holder to receive payment of, premium, if any, principal of and interest on such holder's notes on or after the due dates therefor (other than a repurchase required by "Certain covenants -- Limitation on sales of assets" or "Change of control") or to institute suit for the enforcement of any payment on or with respect to such holder's notes; or

          (7) make any change in the amendment provisions which require each holder's consent or in the waiver provisions.

     Notwithstanding the foregoing, without the consent of any holder, the Company, the Subsidiary Guarantors and the Trustee may amend the Indenture and the notes to:

          (1) cure any ambiguity, omission, defect or inconsistency;

          (2) provide for the assumption by a Successor Company of the obligations of the Company under the Indenture and the notes or the obligations of a Subsidiary Guarantor under its Subsidiary Guarantee;

          (3) provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

          (4) add Guarantees with respect to the notes;

          (5) secure the notes;

          (6) add to the covenants of the Company for the benefit of the holders or surrender any right or power conferred upon the Company;

          (7) make any change that does not adversely affect the rights of any holder;

          (8) comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

          (9) to provide for the issuance of exchange securities which shall have terms substantially identical in all respects to the notes (except for the transfer restrictions contained in the notes shall be modified or eliminated as appropriate), and which shall be treated, together with any outstanding notes, as a single class of securities; or

          (10) to conform the text of the Indenture, the Subsidiary Guarantees or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the Indenture, the Subsidiary Guarantees or the notes.

     The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. A consent to any amendment or waiver under the Indenture by any holder of notes given in connection with a tender of such holder's notes will not be rendered invalid by such tender. After an amendment under the Indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

DEFEASANCE

     The Company at any time may terminate all its obligations under the notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a Registrar and Paying Agent in respect of the notes. If the Company exercises its legal defeasance option, the Subsidiary Guarantees in effect at such time will terminate.

     The Company at any time may terminate its obligations under covenants described under "Certain covenants" (other than "Merger and consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision and the Subsidiary Guarantee provision described under "Events of default" above and the limitations contained in clause (3) under "Certain covenants -- Merger and consolidation" above ("covenant defeasance"). If the Company exercises its covenant defeasance option, the Subsidiary Guarantees in effect at such time will terminate.

     The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect to the notes. If the Company exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7) (with respect only to Significant Subsidiaries), (8) or (9) under "Events of default" above or because of the failure of the Company to comply with clause (3) under "Certain covenants -- Merger and consolidation" above.

     In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel (subject to customary exceptions and exclusions) to the effect that holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law or regulation.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company, any Subsidiary or Holdings, as such, shall have any liability for any obligations of the Company under the notes, the Indenture or the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

CONCERNING THE TRUSTEE

     Wilmington Trust Company is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the notes.

GOVERNING LAW

     The Indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all of the following terms, as well as any other capitalized terms used herein for which no definition is provided.

     "1998 Indenture" means the Indenture, dated as of November 12, 1998, between the Company and Wilmington Trust Company, as trustee.

     "1998 Notes" means the Company's $150.0 million aggregate principal amount 9 3/4% Senior Subordinated Notes due 2007.

     "Additional Assets" means:

          (1) any property or assets, other than Indebtedness and Capital Stock, to be used by the Company or a Subsidiary of the Company in the pet food business, distribution activities on behalf of pet food business customers and other business activities that are incidental or related thereto;

          (2) the Capital Stock of a Person that becomes a Subsidiary of the Company as a result of the acquisition of that Capital Stock by the Company or another Subsidiary; or

          (3) Capital Stock constituting a minority interest in any Person that at the time is a Subsidiary; provided, however, that, in the case of clauses (2) and (3), the Subsidiary of the Company is primarily engaged in the pet food business, distribution activities on behalf of pet food business customers and other business activities that are incidental or related thereto.

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with the specified Person, any Person who is a director or officer of that Person or any Subsidiary of that Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of that Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described under "Certain covenants -- Limitation on sales of assets," "-- Limitation on restricted payments," "-- Limitation on sale of restricted subsidiary capital stock" and "-- Limitation on affiliate transactions" only, "Affiliate" shall also mean any beneficial owner of shares representing 5% or more of the total voting power of the voting stock, on a fully diluted basis, of the Company or of rights or warrants to purchase the voting stock, whether or not currently exercisable, and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

     "Asset Disposition" means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions that are part of a common plan) of shares of Capital Stock of a Restricted Subsidiary of the Company (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction, other than:

          (1) a disposition by a Subsidiary to the Company or a Wholly Owned Subsidiary or by the Company or a Subsidiary to a Wholly Owned Subsidiary;

          (2) a disposition of inventory or Cash Equivalents in the ordinary course of business;

          (3) a disposition of obsolete equipment or equipment that is no longer useful in the conduct of the business of the Company and its Subsidiaries and that is disposed of in each case in the ordinary course of business; and

          (4) the sale of other assets so long as the Fair Market Value of the assets disposed of pursuant to this clause does not exceed $1.0 million in the aggregate in any fiscal year and $5.0 million in the aggregate prior to March 1, 2010.

     "Attributable Indebtedness" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at a rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP), compounded annually, of the total obligations of the lessee for rental payments during the remaining term of the lease included in the Sale/Leaseback Transaction, including any period for which the lease has been extended.

     "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

     "Bank Indebtedness" means any and all amounts payable under or in respect of the Senior Credit Agreement and any Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) Indebtedness under such Senior Credit Agreement including Indebtedness that refinances such Indebtedness, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Subsidiary Guarantors whether or not a claim for post filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees and all other amounts payable thereunder or in respect thereof (including, without limitation, cash collateralization of letters of credit).

     "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date the lease may be terminated without penalty.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Cash Equivalents" means (1) U.S. Government Obligations having maturities of not more than one year from the date of acquisition; (2) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of "A" or better from either Standard & Poor's Ratings Group or Moody's Investors Service, Inc.; (3) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers' acceptances having maturities of not more than one year from the date of acquisition thereof issued by any domestic commercial bank the long-term debt of which is rated at the time of acquisition thereof at least "A" or the equivalent thereof by Standard & Poor's Ratings Group, or "A" or the equivalent thereof by Moody's Investors Service, Inc., and having capital and surplus in excess of $500.0 million; (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) entered into with any bank meeting the qualifications specified in clause (3) above; (5) commercial paper rated at the time of acquisition thereof at least "A-2" or the equivalent thereof by Standard & Poor's Ratings Group or "P-2" or the equivalent thereof by Moody's Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of Investments, and in either case maturing within 270 days after the date of acquisition thereof; (6) interests in any investment company which invests solely in instruments of the type specified in clauses (1) through (5) above; and (7) in the case of Foreign Subsidiaries, substantially similar investments to those set forth in clauses (1) through (6) above, denominated in foreign currencies; provided that references to the United States Government shall be deemed to mean foreign countries having a sovereign rating of "A" or better from either Standard & Poor's Ratings Group or Moody's Investors Service, Inc.

     "Change of Control" means the occurrence of any of the following events:

          (1) prior to the first public offering of Voting Stock of the Company or Holdings, as the case may be, the Permitted Holders become the "beneficial owner," as defined in Rules 13d-3 and 13d-5 under the

     Exchange Act, directly or indirectly, of less than 35% of the voting power of the Voting Stock of the Company or Holdings, whether as a result of issuance of securities of the Company or Holdings, as the case may be, any merger, consolidation, liquidation or dissolution of the Company or Holdings, as the case may be, any direct or indirect transfer of securities by any Permitted Holder or otherwise and the Permitted Holders beneficially own, directly or indirectly, in the aggregate a lesser percentage of Voting Stock of the Company or Holdings, as the case may be, than any other "person" or "group" of related persons (as such terms are used in Section 13(d) and 14(d) of the Exchange Act). For purposes of this paragraph (1) and paragraph (2) below, the Permitted Holders will be deemed to beneficially own any Voting Stock of a person (the "specified corporation") held by any other person (the "parent corporation") so long as the Permitted Holders beneficially own, directly or indirectly, a majority of the voting power of the Voting Stock of the parent corporation; or

          (2) following the first public offering of Voting Stock of the Company or Holdings, as the case may be, (A) any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than one or more Permitted Holders, is or becomes the beneficial owner, as defined in paragraph (1)above (except that a person shall be deemed to have "beneficial ownership" of all shares that any person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company or Holdings, as the case may be and (B) that the Permitted Holders beneficially own, as defined in paragraph (1) above, directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company or Holdings, as the case may be, than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of the Company or Holdings, as the case may be. For purposes of this paragraph (2), the other person shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if the other person "beneficially owns," as defined in this paragraph (2), directly or indirectly, more than 35% of the voting power of the Voting Stock of the parent corporation and the Permitted Holders "beneficially own," as defined in paragraph (1) above, directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of the parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of the parent corporation; or

          (3) during any period of two consecutive years, individuals who at the beginning of that period constituted the board of directors, together with any new directors whose election by the board of directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of that period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the board of directors then in office;

provided that notwithstanding the foregoing, in the event a "change of control" occurs under the 1998 Indenture, a Change of Control shall be automatically deemed to occur under the Indenture.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Consolidated Cash Flow" for any period means the Consolidated Net Income for that period, plus, to the extent deducted in calculating the Consolidated Net Income:

          (1) income tax expense;

          (2) Consolidated Interest Expense;

          (3) depreciation expense;

          (4) amortization expense, in each case for that period; and

          (5) other non-cash charges reducing Consolidated Net Income, excluding any non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period;

in each case for such period, and minus, to the extent not already deducted in calculating Consolidated Net Income, the aggregate amount of "earnout" payments paid in cash during the period in connection with acquisitions previously made by the Company and non-cash items increasing Consolidated Net Income for the period.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of the aggregate amount of Consolidated Cash Flow for the period of the most recent four consecutive fiscal quarters ending prior to the date of the determination to Consolidated Interest Expense for those four fiscal quarters; provided, however, that:

          (1) if the Company or any of its Restricted Subsidiaries has Incurred any Indebtedness since the beginning of that period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, Consolidated Cash Flow and Consolidated Interest Expense for the period shall be calculated after giving effect on a pro forma basis to the Indebtedness as if the Indebtedness had been Incurred on the first day of that period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of the new Indebtedness as if the discharge had occurred on the first day of the period;

          (2) if since the beginning of the period the Company or any of its Restricted Subsidiaries shall have made any Asset Disposition, Consolidated Cash Flow for the period shall be reduced by an amount equal to the Consolidated Cash Flow, if positive, attributable to the assets that are the subject of the Asset Disposition for the period or increased by an amount equal to the Consolidated Cash Flow, if negative, attributable thereto for the period, and Consolidated Interest Expense for the period shall be reduced by an amount equal to the Consolidated Interest Expense attributable to any Indebtedness of the Company or any of its Restricted Subsidiaries repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with the Asset Disposition for that period, or, if the Capital Stock of any Restricted Subsidiary of the Company is sold, the Consolidated Interest Expense for the period directly attributable to the Indebtedness of that Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for that Indebtedness after the sale;

          (3) if since the beginning of the period the Company or any of its Restricted Subsidiaries, by merger or otherwise, shall have made an Investment in any Restricted Subsidiary of the Company, or any Person that becomes a Restricted Subsidiary of the Company, or an acquisition of assets, including any Investment in a Restricted Subsidiary of the Company or any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Consolidated Cash Flow and Consolidated Interest Expense for the period shall be calculated after giving pro forma effect thereto, including the Incurrence of any Indebtedness and including the pro forma expenses and cost reductions calculated on a basis consistent with Regulation S-X of the Securities Act, as if such Investment or acquisition occurred on the first day of the period; and

          (4) if since the beginning of the period any Person, that subsequently became a Restricted Subsidiary of the Company or was merged with or into the Company or any Restricted Subsidiary of the Company since the beginning of the period shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary of the Company during that period, Consolidated Cash Flow and Consolidated Interest Expense for that period shall be calculated after giving pro forma effect thereto as if the Asset Disposition, Investment or acquisition occurred on the first day of the period.

     For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on that Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period, taking into account any Hedging Obligation applicable to that Indebtedness if the Hedging Obligation has a remaining term in excess of 12 months.

     "Consolidated Current Liabilities" means, as of any date of determination, the aggregate amount of liabilities of the Company and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after eliminating:

          (1) all intercompany items between the Company and any Restricted Subsidiary or between Restricted Subsidiaries, and

          (2) all current maturities of long-term indebtedness.

     "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its Restricted Subsidiaries, plus, to the extent not included in that interest expense:

          (1) interest expense attributable to Capitalized Lease Obligations and imputed interest with respect to Attributable Indebtedness;

          (2) amortization of debt discount and debt issuance cost, other than those debt discounts and debt issuance costs Incurred on the Issue Date;

          (3) capitalized interest;

          (4) non-cash interest expense;

          (5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

          (6) interest actually paid by the Company or any Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person;

          (7) net costs associated with any Hedging Obligations, including amortization of fees;

          (8) the product of all Preferred Stock dividends in respect of all Preferred Stock of Restricted Subsidiaries of the Company and Disqualified Stock of the Company held by Persons other than the Company or a Wholly Owned Restricted Subsidiary multiplied by a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Company, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP; and

          (9) the cash contributions to any employee stock ownership plan or similar trust to the extent those contributions are used by the plan or trust to pay interest or fees to any Person, other than the Company, in connection with Indebtedness Incurred by the plan or trust.

     "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its consolidated Restricted Subsidiaries; provided, however, that there shall not be included in Consolidated Net Income:

          (1) any net income (loss) of any Person if the Person is not a Restricted Subsidiary, except that subject to the limitations contained in clause (3) below, the Company's equity in the net income of any Person for the period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by the Person during that period to the Company or a Restricted Subsidiary as a dividend or other distribution, subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below, and the Company's equity in a net loss of any such Person for that period shall be included in determining Consolidated Net Income;

          (2) any net income (loss) of any Restricted Subsidiary if the Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by that Restricted Subsidiary, directly or indirectly, to the Company, except that subject to the limitations contained in (3) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in Consolidated Net Income up to the aggregate amount of cash that could have been distributed by the Restricted Subsidiary during the period to the Company or another Restricted Subsidiary as a dividend, subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause, and the Company's equity in a net loss of any such Restricted Subsidiary for the period shall be included in determining Consolidated Net Income;

          (3) any gain, but not loss, realized upon the sale or other disposition of any assets of the Company or its consolidated Restricted Subsidiaries, including pursuant to any Sale/Leaseback Transaction, that are not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

          (4) any extraordinary gain or loss;

          (5) the cumulative effect of a change in accounting principles; and

          (6) the noncash effect of charges recorded as a consequence of Financial Accounting Standard No. 142 to the extent the amount of any such charges exceeds the amount of amortization that would occur in the absence of the adoption of Financial Accounting Standard No. 142 (assuming a 40-year amortizable life of the asset that is the subject of such charge).

     "Consolidated Net Tangible Assets" means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the Company and its consolidated Restricted Subsidiaries as the total assets (less accumulated depreciation, amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of the Company and its Restricted Subsidiaries, after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of (without duplication):

          (1) the excess of cost over Fair Market Value of assets or businesses acquired;

          (2) any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of the Company immediately preceding the Issue Date as a result of a change in the method of valuation in accordance with GAAP;

          (3) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

          (4) minority interests in consolidated Restricted Subsidiaries held by Persons other than the Company or any Restricted Subsidiary;

          (5) treasury stock; and

          (6) cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities.

     "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending prior to the taking of any action for the purpose of which the determination is being made as (i) the par or stated value of all outstanding Capital Stock of the Company plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock of that Person that by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable, or upon the happening of any event:

          (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

          (2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

          (3) is redeemable at the option of the holder thereof, in whole or in part,

in each case on or prior to 91 days after the Stated Maturity of the notes.

     "Domestic Consolidated Net Tangible Assets" means Consolidated Net Tangible Assets less Foreign Consolidated Net Tangible Assets.

     "Domestic Subsidiary" means any Subsidiary that is organized under the laws of any jurisdiction within the United States of America or that guarantees or otherwise provides direct credit support for any Indebtedness of the Company.

     "Equity Investors" means J.P. Morgan Partners (BHCA), L.P., Bruckman, Rosser, Sherrill & Co., L.P., DLJ Merchant Banking Partners, L.P. and Summit Capital, Inc.

     "Equity Offering" means any public or private offering for cash by the Company or Holdings of its common stock, or options, warrants or rights with respect to its common stock whether made pursuant to a registration statement that has been declared effective by the SEC (other than on Form S-4 or S-8), or otherwise.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Fair Market Value" means the price that could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

     "Foreign Consolidated Current Liabilities" means, as of the date of determination, the aggregate amount of liabilities of the Foreign Subsidiaries of the Company which may properly be classified as current liabilities (including taxes accrued as estimated), after eliminating:

          (1) all intercompany items between the Foreign Subsidiaries of the Company, and

          (2) all current maturities of long-term Indebtedness.

     "Foreign Consolidated Net Tangible Assets" means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the Foreign Subsidiaries of the Company as the total assets (less accumulated depreciation, amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of the Foreign Subsidiaries of the Company, after giving effect to purchase accounting and after deducting therefrom Foreign Consolidated Current Liabilities and, to the extent otherwise included, the amounts of (without duplication):

          (1) the excess of cost over Fair Market Value of assets or businesses acquired;

          (2) any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of the Company immediately preceding the Issue Date as a result of a change in the method of valuation in accordance with GAAP;

          (3) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

          (4) minority interests in consolidated Foreign Subsidiaries held by Persons other than the Company or any Subsidiary;

          (5) treasury stock; and

          (6) cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Foreign Consolidated Current Liabilities.

     "Foreign Credit Agreements" shall mean those certain credit agreements existing on the Issue Date to which any of the Company's foreign Subsidiaries is a party or by which any of them is bound.

     "Foreign Subsidiary" means any Subsidiary other than a Domestic Subsidiary.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

          (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of or other obligation of any other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

          (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" will not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Guarantor Subordinated Obligation" means, with respect to a Subsidiary Guarantor, any Indebtedness (other than Disqualified Stock) of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

     "Hedging Obligations" means, with respect of any specified Person, the obligations of such Person under:

          (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements or similar arrangements providing for protections against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies and

          (2) other agreements or arrangements designed to protect such Person against fluctuations in commodity prices, currency exchange rates or interest rates,

in each case, entered into for bona fide hedging purposes of the Company or its Restricted Subsidiaries, as determined in good faith by the Board of Directors or senior management of the Company, on customary terms entered into in the ordinary course of business.

          "Holdings" means Doane Pet Care Enterprises, Inc., a Delaware corporation.

          "Incur" means issue, assume, Guarantee, incur or otherwise become liable, directly or indirectly, contingently or otherwise, for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary.

          "Indebtedness" means, with respect to any Person on any date of determination, without duplication:

          (1) the principal of and premium, if any, in respect of indebtedness of that Person for borrowed money,

          (2) the principal of and premium, if any, in respect of obligations of that Person evidenced by bonds, debentures, notes or other similar instruments,

          (3) all obligations of that Person in respect of letters of credit or other similar instruments, including reimbursement obligations with respect thereto, other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1), (2) and (5)) entered into in the ordinary course of business of such Person to the extent that such letters of credit are not drawn upon or, if and to the extent drawn upon, the drawing is reimbursed no later than the third business day following receipt by the Person of a demand for reimbursement following payment on the letter of credit,

          (4) all obligations of that Person to pay the deferred and unpaid purchase price of property or services, other than contingent or "earn-out" payment obligations and Trade Payables and accrued expenses Incurred in the ordinary course of business, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services,

          (5) all Capitalized Lease Obligations and all Attributable Indebtedness of that Person,

          (6) all Indebtedness of other Persons secured by a Lien on any asset of that Person, whether or not such Indebtedness is assumed by that Person, provided, however, that the amount of Indebtedness of such Person shall be the lesser of the Fair Market Value of the asset at the date of determination and the amount of such Indebtedness of such other Persons,

          (7) all Indebtedness of other Persons to the extent Guaranteed by such Person,

          (8) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Restricted Subsidiary of the Company, any Preferred Stock, but excluding, in each case, any accrued dividends, and

          (9) to the extent not otherwise included in this definition, obligations of such Person under Hedging Obligations.

     The amount of Indebtedness of any Person at any date shall be the outstanding balance at that date of all unconditional obligations as described above as such amount would be reflected on a balance sheet in accordance with GAAP and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at that date.

     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person) or other extension of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person.

     "Investment Grade Status" shall occur when the notes receive a rating of "BBB-" or higher (with a stable outlook) from Standard & Poor's Ratings Group and a rating of "Baa3" or higher from Moody's Investors Service, Inc. (with a stable outlook) (or, if either such entity ceases to rate the notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any other "nationally recognized statistical rating organization" within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company as a replacement agency).

     "Issue Date" means the February 28, 2003.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Net Available Cash" from an Asset Disposition means cash payments received, including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form, therefrom, in each case net of:

          (1) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred, and all federal, state, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition;

          (2) all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

          (3) all distributions and other payments required to be made to any Person owning a beneficial interest in assets subject to sale or minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition;

          (4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary of the Company after such Asset Disposition; and

          (5) any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with such Asset Disposition, provided, however, that upon the termination of such escrow, Net Available Cash shall be increased by any portion of funds therein released to the Company or any Restricted Subsidiary.

     "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale.

     "Non-Recourse Debt" means Indebtedness:

          (1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness),
     (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

          (2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

          (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

     "Officer" means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company. Officer of any Subsidiary Guarantor has a correlative meaning.

     "Officers' Certificate" means a certificate signed by two Officers in accordance and compliance with the terms of the Indenture and that is delivered to the Trustee.

     "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

     "Pari Passu Indebtedness" means Indebtedness that ranks equally in right of payment to the notes.

     "Permitted Holders" means the Equity Investors and their respective Affiliates.

     "Permitted Investment" means:

          (1) any Investment in a Restricted Subsidiary of the Company or a Person that will, upon making the Investment, become a Restricted Subsidiary; provided, however, that the primary business of the Restricted Subsidiary is a Related Business;

          (2) any Investment in another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary of the Company; provided, however, that the Person's primary business is a Related Business;

          (3) any Investment in Cash Equivalents;

          (4) receivables owing to the Company or any of its Restricted Subsidiaries, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

          (5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

          (6) loans or advances to employees made in the ordinary course of business of the Company or such Restricted Subsidiary;

          (7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any of its Restricted Subsidiaries or in satisfaction of judgments or claims;

          (8) Investments the payment for which consists exclusively of Capital Stock, exclusive of Disqualified Stock, of the Company;

          (9) any Investment that existed on the Issue Date;

          (10) loans or advances to employees and directors to purchase Capital Stock of the Company or Holdings; provided that the aggregate amount of loans and advances shall not exceed $2.0 million at any time outstanding;

          (11) any Investment in another Person to the extent such Investment is received by the Company or any Restricted Subsidiary as consideration for Asset Disposition effected in compliance with the covenant under "-- Limitations on sales of assets";

          (12) prepayment and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Company and its Restricted Subsidiaries;

          (13) Investments in connection with pledges, deposits, payments or performance bonds made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations; and

          (14) any Investment in another Person provided that the aggregate Investments made pursuant to this clause shall not exceed in the aggregate $25.0 million at any one time outstanding, measured as of the date made and without giving effect to subsequent changes in value, provided further that such amount shall be increased by an amount equal to any return of capital received from any Investment.

     "Permitted Liens" means, with respect to any Person:

          (1)(x) Liens securing Indebtedness and other obligations of the Company and its Restricted Subsidiaries under the Senior Credit Agreement and Liens on assets of Subsidiaries securing Guarantees of Indebtedness and other obligations under the Senior Credit Agreement permitted to be Incurred under the Indenture in an aggregate principal amount at any one time outstanding not to exceed $280.0 million less the aggregate amount of permanent reductions of commitments to extend credit thereunder and repayment of principal thereof after the Issue Date and (y) Liens securing Hedging Obligations granted in favor of lenders or affiliates of lenders under the Senior Credit Agreement which Liens shall be limited to the collateral securing the obligations under the Senior Credit Agreement; provided that in the event the Consolidated Coverage Ratio is 2.50:1.00 or greater at the time of the Incurrence of any such Lien described in this clause (1), the foregoing limit shall be inapplicable; provided further that Liens permitted under this clause (1) shall not be used to secure Indebtedness that is issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace or refund, the 1998 Notes;

          (2) pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits or cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

          (3) Liens imposed by law, including carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

          (4) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

          (5) Liens in favor of issuers of surety or performance bonds or letters of credit or bankers' acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

          (6) encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

          (7) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligation;

          (8) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

          (9) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

          (10) Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations with respect to, assets or property acquired or constructed in the ordinary course of business, provided that:

             (a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the Indenture and does not exceed the cost of the assets or property so acquired or constructed; and

             (b) such Liens are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

          (11) Liens arising by virtue of any statutory or common law provisions relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

             (a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

             (b) such deposit account is not intended by the Company or any Subsidiary to provide collateral to the depository institution;

          (12) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Subsidiaries in the ordinary course of business;

          (13) Liens existing on the Issue Date (other than Permitted Liens under clauses (1) and (21));

          (14) Liens on property or shares of Capital Stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not Incurred in connection with, or in contemplation of, such other Person becoming a Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Subsidiary;

          (15) Liens on property at the time the Company or a Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Subsidiary; provided, however, that such Liens are not Incurred in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Subsidiary;

          (16) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or a Wholly-Owned Subsidiary;

          (17) Liens securing the notes and Subsidiary Guarantees;

          (18) Liens securing Indebtedness of Foreign Subsidiaries in an aggregate principal amount at any one time outstanding not to exceed the amounts permitted by the covenant described under "-- Certain covenants -- Limitation on indebtedness;"

          (19) Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

          (20) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries; and

          (21) Liens not otherwise permitted by clauses (1) through (20) above encumbering assets having a book value not in excess of 5% of Domestic Consolidated Net Tangible Assets, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter for which financial statements are available to Holders ending prior to the date the Lien shall be Incurred.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision hereof or any other entity.

     "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

     "principal" of a security means the principal of the security plus the premium, if any, payable on the security which is due or overdue or is to become due at the relevant time.

     "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, "refinance," "refinances," and "refinanced" shall have a correlative meaning) any Indebtedness existing on the date of the Indenture or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:

          (1)(a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the notes;

          (2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

          (3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of Indebtedness being refinanced plus (y) without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees, underwriting discounts, commissions and other expenses incurred in connection with the issuance of the Refinancing Indebtedness and the repayment of the Indebtedness being refinanced); and

          (4) if the Indebtedness being refinanced is subordinated in right of payment to the notes or a Subsidiary Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the notes or a Subsidiary Guarantee on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Registration Rights Agreement" means that certain registration rights agreement dated as of the Issue Date by and between the Company, the Subsidiary Guarantors and the initial purchasers set forth therein and future agreements of a similar nature with respect to issuance of Additional Notes.

     "Related Business" means the pet food business, distribution activities on behalf of pet food business customers and such other business activities which are incidental or related thereto.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers that property to a Person and the Company or a Subsidiary leases it from that Person.

     "SEC" means the Securities and Exchange Commission.

     "Secured Indebtedness" means any Indebtedness of the Company and/or any Subsidiary secured by a Lien.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Senior Credit Agreement" means, with respect to the Company, one or more debt facilities (including, without limitation, the Amended and Restated Credit Agreement dated as of May 8, 2000, as amended as of March 21, 2001 and March 22, 2002 and as further amended as of February 10, 2003, and February 26, 2003, entered into among Holdings, the Company, as borrower, JPMorgan Chase Bank, as administrative agent,

DLJ Capital Funding, Inc., as syndication agent, and Firstar Bank, N.A., as documentation agent, and the lenders parties thereto from time to time) together with the related documents thereto (including, without limitation, any Guarantee agreements and security documents), in each case as such agreement may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreements extending the maturity of, refinancing, replacing (whether or not contemporaneously) or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted by the covenant "Limitation on indebtedness") or adding Subsidiaries of the Company as additional borrowers, collateral or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreements and whether by the same or any other agent, lender or group of lenders or investors and whether such refinancing or replacement is under one or more debt facilities or commercial paper facilities, indentures or other agreements, in each case with banks or other institutional lenders or trustees or investors providing for revolving credit loans, term loans, notes or letters or credit, together with related documents thereto (including, without limitation, any Guarantee agreements and security documents).

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the Issue Date.

     "Stated Maturity" means, with respect to any Indebtedness or Preferred Stock, the date specified in such security as the fixed date on which the payment of principal of such Indebtedness or Preferred Stock is due and payable, including pursuant to any mandatory redemption provision.

     "Subordinated Obligation" means any Indebtedness (other than Disqualified Stock) of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the notes pursuant to a written agreement.

     "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

     "Subsidiary Guarantee" means, individually, any Guarantee of payment of the notes by a Subsidiary Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed by the Indenture.

     "Subsidiary Guarantor" means any Subsidiary that is required to issue a Subsidiary Guarantee.

     "Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

     "Unrestricted Subsidiary" means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

          (1) has no Indebtedness other than Non-Recourse Debt;

          (2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

          (3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

          (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

     Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "-- Certain covenants -- Limitation on restricted payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be Incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be Incurred as of such date under the covenant described under the caption "-- Certain covenants -- Limitation on indebtedness," the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "-- Certain covenants -- Limitation on indebtedness," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation. Notwithstanding the restrictions set forth above, Doane International Pet Products LLC, a Delaware limited liability company (or any successor thereto), shall, to the extent a Subsidiary, be deemed an Unrestricted Subsidiary so long as it (or its successor) is not a Wholly-Owned Subsidiary, at which time it shall be an Unrestricted Subsidiary only as provided above.

     "U.S. Government Obligations" means direct obligations, or certificates representing an ownership interest in obligations, of the United States of America, including any agency or instrumentality thereof, for the payment of which the full faith and credit of the United States of America is pledged and that are not callable or redeemable at the issuer's option.

     "Voting Stock" of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

     "Wholly-Owned Subsidiary" means a Restricted Subsidiary of the Company, all of the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly-Owned Restricted Subsidiary.

BOOK-ENTRY; DELIVERY AND FORM

  THE GLOBAL NOTES

     The notes are issued in the form of one or more registered notes in global form, without interest coupons. Each of the global notes is deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC. Ownership of beneficial interests in each global note is limited to persons who have accounts with DTC, or DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

     - upon deposit of a global note with DTC's custodian, DTC credits portions of the principal amount of the global note to the accounts of the applicable DTC participants; and

     - ownership of beneficial interests in a global note is shown on, and transfer of ownership of those interests is effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

     Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

  BOOK-ENTRY PROCEDURES FOR THE GLOBAL NOTES

     All interests in the global notes are subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by DTC and may be changed at any time. We are not responsible for those operations or procedures.

     DTC has advised us that it is:

     - a limited purpose trust company organized under the laws of the State of New York;

     - a "banking organization" within the meaning of the New York State Banking Law;

     - a member of the Federal Reserve System;

     - a "clearing corporation" within the meaning of the Uniform Commercial Code; and

     - a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934.

     DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers (including the market-makers); banks and trust companies; clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

     So long as DTC's nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

     - will not be entitled to have notes represented by the global note registered in their names;

     - will not receive or be entitled to receive physical, certificated notes; and

     - will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

     As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

     Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the trustee to DTC's nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

     Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

     Transfers between participants in DTC will be effected under DTC's procedures and will be settled in same-day funds.

     DTC has agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, DTC is not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of its obligations under the rules and procedures governing its operations.

CERTIFICATED NOTES

     Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

     - DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 120 days;

     - DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 120 days;

     - we, at our option, notify the trustee that we elect to cause the issuance of certificated notes; or

     - certain other events provided in the indenture should occur.

                              PLAN OF DISTRIBUTION

     This prospectus has been prepared for use by CSFB and JPMorgan in connection with offers and sales of the notes in market-making transactions effected from time to time. CSFB and JPMorgan may act as a principal or agent in these transactions. These sales will be made at prices related to prevailing market prices at the time of sale. We will not receive any of the proceeds from such sales. We have agreed to indemnify CSFB and JPMorgan against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments which CSFB or JPMorgan may be required to make in respect thereof.

     As of May 30, 2003, affiliates of CSFB and JPMorgan beneficially owned 19.1% and 34.9%, respectively, of our parent's common stock and certain of our directors are employed by affiliates of CSFB and JPMorgan. In addition, as of May 30, 2003, an affiliate of JPMorgan beneficially owned 16.7% of our senior preferred stock. See Item 10 "Directors and Executive Officers of the Registrant" and Item 12 "Certain Relationships and Related Transactions" of our Form 10-K for the fiscal year ended December 28, 2002, which is incorporated by reference herein, for information regarding our directors and a summary of certain relationships between us and affiliates of CSFB and JPMorgan, respectively.

     We have been advised by CSFB and JPMorgan that, subject to applicable laws and regulations, CSFB and JPMorgan currently intend to make a market in the notes. However, CSFB and JPMorgan are not obligated to do so and CSFB and JPMorgan may discontinue their market-making activities at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. An active trading market for the notes may not develop or be sustained. For more information, see "Risk Factors -- An active trading market may not develop for the notes."

                                 LEGAL MATTERS

     The validity of the notes has been passed upon for us by Vinson & Elkins L.L.P., New York, New York.

                            INDEPENDENT ACCOUNTANTS

     The consolidated financial statements of Doane Pet Care Company as of December 29, 2001 and December 28, 2002, and for each of the years in the three-year period ended December 28, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the fiscal 2002 consolidated financial statements refers to a change in accounting for goodwill and other intangible assets.

     With respect to the unaudited interim financial information for the periods ended March 30, 2002 and March 29, 2003, incorporated by reference herein, the independent accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in the Company's quarterly report on Form 10-Q for the quarter ended March 29, 2003, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the "1933 Act") for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the 1933 Act.

                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is being delivered with a copy of our Form 10-K for the fiscal year ended December 28, 2002 and a copy of our quarterly report on Form 10-Q for the quarterly period ended March 29, 2003.

     We file annual, quarterly and current reports, and other information with the Commission. Our Commission filings are available to the public over the Internet at the Commission's web site at http://www.sec.gov. You may also read and copy any document we file at the Commission's public reference room at Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room and its copy charges.

     This prospectus constitutes part of a post-effective amendment on Form S-2 to the registration statement on Form S-4 filed with the Commission under the Securities Act of 1933, as amended, in connection with the exchange offer for the notes. This prospectus does not contain all of the information included in the registration statement, as certain items are omitted in accordance with the rules and regulations of the Commission. Reference is made to the registration statement and to the exhibits thereto for further information with respect to our company and the notes. Any statements contained herein concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the Commission or incorporated by reference herein are not necessarily complete, and in each instance, reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             DOANE PET CARE COMPANY

                         (DOANE PET CARE COMPANY LOGO)

                           -------------------------

                                   PROSPECTUS
                           -------------------------

                                            , 2003

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses to be incurred by Doane in connection with the offering by the market-makers described in this registration statement. All amounts shown are estimates, except the Securities and Exchange Commission filing fee.

SEC filing fee..............................................      17,231.70(1)
Legal fees and expenses of Doane............................         25,000
Accounting Fees.............................................          8,000
Printing expenses...........................................          9,000
Miscellaneous expenses......................................          2,000
                                                               ------------
  Total Expenses............................................   $  61,231.70

---------------

(1) Previously paid by Doane in connection with the filing of the registration statement on Form S-4 that has been post-effectively amended by this registration statement on Form S-2.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Doane Pet Care Company has authority under Section 145 of the General Corporation Law (the "DGCL") of the State of Delaware, in which Doane is incorporated, to indemnify its officers, directors, employees and agents to the extent provided in such statute. Article VI of Doane's Bylaws, referenced as
Exhibit 3.2 to Doane's Form 10-K for the year ended December 28, 2002, provides for indemnification of Doane's officers, directors, employees and agents.

     Section 145 of the DGCL authorizes, among other things, a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A Delaware corporation may indemnify past or present officers and directors of such corporation, or of another corporation or other enterprise at the former corporation's request, in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to the corporation. Where a present or former officer or director is successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorney's fees) that such person actually and reasonably incurred in connection therewith. Section 145 further provides that any indemnification shall be made by the corporation only as authorized in each specific case upon a determination by (i) a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, (ii) a committee of such directors designated by a majority vote of such directors, even though less than a quorum, (iii) independent counsel if a quorum of disinterested directors so directs or (iv) the corporation's stockholders. Section 145 provides that indemnification pursuant to its provision is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     Section 145 of the DGCL also empowers Doane to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Doane, or is or was serving at the request of Doane as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability asserted against or incurred by such person in any such capacity, whether or not Doane would have the power to indemnify such person against such liability under the provisions of Section
145. Section 5 of Article VI of Doane's Bylaws provides that Doane may maintain insurance, at its expense, to protect itself and any of its directors, officers, employees or agents, or any person serving at the request of Doane as a director, officer, employee or agent of another corporation, partnership, joint venture, proprietorship, employee benefit plan, trust or other enterprise, against any expense, liability or loss, whether or not Doane would have the power to indemnify such person against such expense, liability or loss under the DGCL. Doane has purchased and maintains a directors' and officers' liability policy for such purposes.

     Section 102 of the DGCL permits the limitation of directors' personal liability to Doane or its stockholders for monetary damage for breach of fiduciary duties as a director except in certain situations including the breach of a director's duty of loyalty or acts or omissions not made in good faith. Article Tenth of Doane's Certificate of Incorporation limits directors' personal liability to the extent permitted by the DGCL.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Doane pursuant to the foregoing provisions, Doane has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

ITEM 16.  EXHIBITS

     The following documents are filed as exhibits to this registration statement, including those exhibits incorporated herein by reference to a prior filing of Doane Pet Care Company, or our parent, Doane Pet Care Enterprises, Inc., under the Securities Act of 1933 or the Securities Exchange Act of 1934 as indicated in parentheses:

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  4.1     Indenture dated November 12, 1998 between Doane Pet Care
          Company and Wilmington Trust Company (incorporated by
          reference to Exhibit 10.12 of Doane Pet Care Enterprises,
          Inc.'s Registration Statement on Form S-1, Reg. No.
          333-61027 ("Enterprises' Form S-1"))
  4.2     Registration Agreement among Doane Pet Care Company,
          Donaldson, Lufkin & Jenrette Securities Corporation and
          Chase Securities Inc. dated November 12, 1998 (incorporated by reference to Exhibit 4.2 to Doane Pet Care Company's
          Registration Statement on Form S-4, Reg. No. 333-70759)
  4.3     Indenture dated February 28, 2003 between Doane Pet Care
          Company and Wilmington Trust Company (incorporated by
          reference to Exhibit 4.3 to Doane Pet Care Company's Annual
          Report on Form 10-K for the year ended December 28, 2002
          (the "2002 Form 10-K"))
  4.4     Registration Rights Agreement dated as of February 28, 2003 between Doane Pet Care Company, DPC Investment Corp.,
          Doane/Windy Hill Joint Venture, L.L.C., Credit Suisse First
          Boston LLP and J.P. Morgan Securities Inc. (incorporated by reference to Exhibit 4.4 to the 2002 Form 10-K)
  5.1     Opinion of Vinson & Elkins L.L.P. as to the legality of the securities issued (incorporated by reference to Exhibit 5.1 to Doane Pet Care Company's Registration Statement on Form
          S-4, Reg. No. 333-104767 (the "2003 Form S-4"))
  8.1     Opinion of Vinson & Elkins L.L.P. regarding certain tax
          matters (included in Exhibit 5.1) (incorporated by reference to Exhibit 8.1 to the 2003 Form S-4).

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  9.1     Second Amended and Restated Investors' Agreement dated as of
          March 26, 2001 among Doane Pet Care Company, Doane Pet Care
          Enterprises, Inc., Summit Capital Inc., Summit/DPC Partners
          Inc., J.P. Morgan Partners (BHCA), L.P., Baseball Partners,
          DLJ Merchant Banking Partners, L.P., DLJ International
          Partners, C.V., DLJ Offshore Partners, C.V., DLJ Merchant
          Banking Funding, Inc., DLJ First ESC, L.P., Bruckmann,
          Rosser, Sherrill & Co., L.P., PNC Capital Corp., and certain other persons name therein (incorporated by reference to
          Exhibit 9.1 to Doane Pet Care Company's Annual Report on
          Form 10-K/A for the year ended December 30, 2000 (the "2000
          Form 10-K/A"))
 10.1     Employment Agreement dated January 1, 1998, between Doane
          Pet Care Company and Douglas J. Cahill (incorporated by
          reference to Exhibit 10.3 to Doane Pet Care Company's Annual
          Report on Form 10-K for the year ended December 31, 1997
          (the "1997 Form 10-K"))
 10.2     Employment Agreement dated February 15, 1999, between Doane
          Pet Care Company and Philip K. Woodlief (incorporated by
          reference to Exhibit 10.14 to Enterprises' Form S-1)
 10.3     First Amendment to Employment Agreement dated as of January
          1, 2001, between Doane Pet Care Company and Philip K.
          Woodlief (incorporated by reference to Exhibit 10.4 to the
          2000 Form 10-K/A)
 10.4     Employment Agreement dated January 1, 1998, between Doane
          Pet Care Company and David L. Horton (incorporated by
          reference to Exhibit 10.6 to Doane Pet Care Company's Annual
          Report on Form 10-K for the year ended January 1, 2000)
 10.5     First Amendment to Employment Agreement dated as of January
          1, 2001, between Doane Pet Care Company and David L. Horton
          (incorporated by reference to Exhibit 10.6 to the 2000 Form
          10-K/A)
 10.6     Employment Agreement dated August 17, 1998 between Doane Pet
          Care Company and Joseph J. Meyers (incorporated by reference to Exhibit 10.7 to the 2000 Form 10-K/A)
 10.7     First Amendment to Employment Agreement dated as of January
          1, 2001, between Doane Pet Care Company and Joseph J. Meyers
          (incorporated by reference to Exhibit 10.8 to the 2000 Form
          10-K/A)
 10.8     Employment Agreement dated January 1, 1998 between Doane Pet
          Care Company and Terry W. Bechtel (incorporated by reference to Exhibit 10.5 to the 1997 Form 10-K)
 10.9     Doane Pet Care Enterprises Inc.'s, 1996 Stock Option Plan
          (incorporated by reference to Exhibit 10.7 to Doane Pet Care
          Company's Annual Report on Form 10-K for the year ended
          December 31, 1996)
 10.10    First Amendment to Doane Pet Care Enterprises, Inc.'s 1996
          Stock Option Plan (incorporated by reference to Exhibit 10.8 to the 1997 Form 10-K)
 10.11    Second Amendment to Doane Pet Care Enterprises, Inc.'s, 1996
          Stock Option Plan (incorporated by reference to Exhibit 10.9 to the 1997 Form 10-K)
 10.12    Doane Pet Care Enterprises, Inc.'s 1999 Stock Incentive Plan
          (incorporated by reference to Exhibit 10.10 to Doane Pet
          Care Company's Annual Report on Form 10-K for the fiscal
          year ended January 1, 2000)
 10.13    Amended and Restated Credit Agreement dated as of May 8,
          2000 among Doane Pet Care Company, as borrower, The Chase
          Manhattan Bank, as administrative agent, DLJ Capital
          Funding, Inc, as syndication agent, and Firstar Bank, N.A., as documentation agent, and the banks named therein
          (incorporated by reference to Exhibit 10.1 to Doane Pet Care
          Company's Quarterly Report on Form 10-Q for the quarterly
          period ended July 1, 2000)
 10.14    Amendment No. 1 to Amended and Restated Credit Agreement
          dated as of March 26, 2001 among Doane Pet Care Company, as borrower, The Chase Manhattan Bank, as administrative agent,
          DLJ Capital Funding, Inc, as syndication agent, and Firstar
          Bank, N.A., as documentation agent and the banks named
          therein (incorporated by reference to Exhibit 10.14 to the
          2000 Form 10-K/A)

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 10.15    Amendment No. 2 to Amended and Restated Credit Agreement
          dated as of March 22, 2002 among Doane Pet Care Company, as borrower, JPMorgan Chase Bank, as administrative agent,
          Wachovia Bank N.A., as co-agent, J.P. Morgan Securities
          Inc., as lead arranger, Wachovia Bank N.A. and Danske Bank
          A/S, as co-arrangers, and the banks named therein
          (incorporated by reference to Exhibit 10.15 to Doane Pet
          Care Company's Annual Report on Form 10-K for the year ended
          December 29, 2001)
 10.16    Amendment No. 3 to Amended and Restated Credit Agreement
          dated as of February 10, 2003 among Doane Pet Care
          Enterprises, Inc., Doane Pet Care Company, as borrower,
          Doane/Windy Hill Joint Venture, L.L.C., DPC Investment
          Corp., and JPMorgan Chase Bank, as administrative agent, and lenders party thereto (incorporated by reference to Exhibit
          10.16 to the 2002 Form 10-K)
 10.17    Amendment No. 4 to Amended and Restated Credit Agreement
          dated as of February 26, 2003 among Doane Pet Care
          Enterprises, Inc., Doane Pet Care Company, as borrower,
          Doane/Windy Hill Joint Venture, L.L.C., DPC Investment
          Corp., and JPMorgan Chase Bank, as administrative agent, and lenders party thereto (incorporated by reference to Exhibit
          10.17 to the 2002 Form 10-K)
 10.18    Loan and Warrant Agreement dated as of March 26, 2001 among
          Doane Pet Care Enterprises, Inc., Doane Pet Care Company and
          each of the lenders named therein (incorporated by reference to Exhibit 10.15 to the 2000 Form 10-K/A)
 12.1*    Statement Regarding Computation of Ratios
 13.1*    Annual Report on Form 10-K for the year ended December 28,
          2002
 13.2*    Quarterly Report on Form 10-Q for the three months ended
          March 29, 2003
 15.1*    Letter Regarding Unaudited Interim Financial Statements
 23.1*    Independent Auditors' Consent
 23.2     Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1)
 24.1     Powers of Attorney (included on the signature pages to the
          2003 Form S-4)
 25.1     Statement of Eligibility on Form T-1 of Wilmington Trust
          Company in connection with the notes (incorporated by
          reference to Exhibit 25.1 to the 2003 Form S-4)
 25.2     Statement of Eligibility on Form T-1 of Wilmington Trust
          Company in connection with the guarantees (incorporated by reference to Exhibit 25.2 to the 2003 Form S-4)

---------------

* Filed herewith

ITEM 17.  UNDERTAKINGS

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (b) The undersigned registrants undertake to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any derivation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the Registration Statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (c) The undersigned registrants undertake for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) The undersigned registrants undertake to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, State of Tennessee on the 4th day of June, 2003.

                                          DOANE PET CARE COMPANY

                                          By:    /s/ PHILIP K. WOODLIEF

                                            ------------------------------------
                                                     Philip K. Woodlief
                                                Vice President, Finance and
                                                  Chief Financial Officer

                                          By:     /s/ STEPHEN P. HAVALA

                                            ------------------------------------
                                                     Stephen P. Havala
                                                    Corporate Controller

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to this Registration Statement (Nos. 333-104676, 333-104676-1 and 333-104676-02) has been signed below by the following persons in the capacities and on the dates indicated.

                    SIGNATURE                                       TITLE                      DATE
                    ---------                                       -----                      ----
                        *                            Chairman of the Board and Director    June 4, 2003
 ------------------------------------------------
                 George B. Kelly


              /s/ DOUGLAS J. CAHILL                  President, Chief Executive Officer    June 4, 2003
 ------------------------------------------------               and Director
                Douglas J. Cahill                       (Principal Executive Officer)


              /s/ PHILIP K. WOODLIEF                  Vice President, Finance and Chief    June 4, 2003
 ------------------------------------------------             Financial Officer
                Philip K. Woodlief                      (Principal Financial Officer)


              /s/ STEPHEN P. HAVALA                         Corporate Controller           June 4, 2003
 ------------------------------------------------      (Principal Accounting Officer)
                Stephen P. Havala


                        *                                         Director                 June 4, 2003
 ------------------------------------------------
               Lawrence S. Benjamin


                        *                                         Director                 June 4, 2003
 ------------------------------------------------
                Edward H. D'Alelio


                        *                                         Director                 June 4, 2003
 ------------------------------------------------
                 Jerry W. Finney


                        *                                         Director                 June 4, 2003
 ------------------------------------------------
                  Mathew J. Lori

                    SIGNATURE                                       TITLE                      DATE
                    ---------                                       -----                      ----


                        *                                         Director                 June 4, 2003
 ------------------------------------------------
                  Terry R. Peets


                        *                                         Director                 June 4, 2003
 ------------------------------------------------
               Stephen C. Sherrill


                        *                                         Director                 June 4, 2003
 ------------------------------------------------
                  Paul E. Suckow


                        *                                         Director                 June 4, 2003
 ------------------------------------------------
                Jeffrey C. Walker


 *By:             /s/ PHILIP K. WOODLIEF
        ------------------------------------------
                    Philip K. Woodlief
                     Attorney-In-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, State of Tennessee on the 4th day of June, 2003.

                                          DOANE/WINDY HILL JOINT VENTURE, L.L.C.

                                          by: DOANE PET CARE COMPANY
                                          Its Sole Member

                                          By:    /s/ PHILIP K. WOODLIEF

                                            ------------------------------------
                                                     Philip K. Woodlief
                                                Vice President, Finance and
                                                  Chief Financial Officer

                                          By:     /s/ STEPHEN P. HAVALA

                                            ------------------------------------
                                                     Stephen P. Havala
                                                    Corporate Controller

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to this Registration Statement (Nos. 333-104676, 333-104676-1 and 333-104676-02) has been signed below by the following persons in the capacities and on the dates indicated.

                    SIGNATURE                                       TITLE                      DATE
                    ---------                                       -----                      ----
                        *                            Chairman of the Board and Director    June 4, 2003
 ------------------------------------------------
                 George B. Kelly


              /s/ DOUGLAS J. CAHILL                  President, Chief Executive Officer    June 4, 2003
 ------------------------------------------------               and Director
                Douglas J. Cahill                       (Principal Executive Officer)


              /s/ PHILIP K. WOODLIEF                  Vice President, Finance and Chief    June 4, 2003
 ------------------------------------------------             Financial Officer
                Philip K. Woodlief                      (Principal Financial Officer)


              /s/ STEPHEN P. HAVALA                         Corporate Controller           June 4, 2003
 ------------------------------------------------      (Principal Accounting Officer)
                Stephen P. Havala


                        *                                         Director                 June 4, 2003
 ------------------------------------------------
               Lawrence S. Benjamin


                        *                                         Director                 June 4, 2003
 ------------------------------------------------
                Edward H. D'Alelio

                    SIGNATURE                                       TITLE                      DATE
                    ---------                                       -----                      ----


                        *                                         Director                 June 4, 2003
 ------------------------------------------------
                 Jerry W. Finney


                        *                                         Director                 June 4, 2003
 ------------------------------------------------
                  Mathew J. Lori


                        *                                         Director                 June 4, 2003
 ------------------------------------------------
                  Terry R. Peets


                        *                                         Director                 June 4, 2003
 ------------------------------------------------
               Stephen C. Sherrill


                        *                                         Director                 June 4, 2003
 ------------------------------------------------
                  Paul E. Suckow


                        *                                         Director                 June 4, 2003
 ------------------------------------------------
                Jeffrey C. Walker


 *By:             /s/ PHILIP K. WOODLIEF
        ------------------------------------------
                    Philip K. Woodlief
                     Attorney-In-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, State of Tennessee on the 4th day of June, 2003.

                                          DPC INVESTMENT CORP.

                                          By:    /s/ PHILIP K. WOODLIEF

                                            ------------------------------------
                                                     Philip K. Woodlief
                                                Vice President, Finance and
                                                  Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to this Registration Statement (Nos. 333-104676, 333-104676-1 and 333-104676-02) has been signed below by the following persons in the capacities and on the dates indicated.

                    SIGNATURE                                       TITLE                      DATE
                    ---------                                       -----                      ----

              /s/ DOUGLAS J. CAHILL                  President, Chief Executive Officer    June 4, 2003
 ------------------------------------------------               and Director
                Douglas J. Cahill                       (Principal Executive Officer)


              /s/ PHILIP K. WOODLIEF                  Vice President, Finance and Chief    June 4, 2003
 ------------------------------------------------       Financial Officer (Principal
                Philip K. Woodlief                    Financial and Accounting Officer)

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
 4.1     Indenture dated November 12, 1998 between Doane Pet Care
         Company and Wilmington Trust Company (incorporated by
         reference to Exhibit 10.12 of Doane Pet Care Enterprises,
         Inc.'s Registration Statement on Form S-1, Reg. No.
         333-61027 ("Enterprises' Form S-1"))
 4.2     Registration Agreement among Doane Pet Care Company,
         Donaldson, Lufkin & Jenrette Securities Corporation and
         Chase Securities Inc. dated November 12, 1998 (incorporated by reference to Exhibit 4.2 to Doane Pet Care Company's
         Registration Statement on Form S-4, Reg. No. 333-70759)
 4.3     Indenture dated February 28, 2003 between Doane Pet Care
         Company and Wilmington Trust Company (incorporated by
         reference to Exhibit 4.3 to Doane Pet Care Company's Annual
         Report on Form 10-K for the year ended December 28, 2002
         (the "2002 Form 10-K"))
 4.4     Registration Rights Agreement dated as of February 28, 2003 between Doane Pet Care Company, DPC Investment Corp.,
         Doane/Windy Hill Joint Venture, L.L.C., Credit Suisse First
         Boston LLP and J.P. Morgan Securities Inc. (incorporated by reference to Exhibit 4.4 to the 2002 Form 10-K)
 5.1     Opinion of Vinson & Elkins L.L.P. as to the legality of the securities issued (incorporated by reference to Exhibit 5.1 to Doane Pet Care Company's Registration Statement on Form
         S-4, Reg. No. 333-104767 (the "2003 Form S-4"))
 8.1     Opinion of Vinson & Elkins L.L.P. regarding certain tax
         matters (included in Exhibit 5.1) (incorporated by reference to Exhibit 8.1 to the 2003 Form S-4).
 9.1     Second Amended and Restated Investors' Agreement dated as of
         March 26, 2001 among Doane Pet Care Company, Doane Pet Care
         Enterprises, Inc., Summit Capital Inc., Summit/DPC Partners
         Inc., J.P. Morgan Partners (BHCA), L.P., Baseball Partners,
         DLJ Merchant Banking Partners, L.P., DLJ International
         Partners, C.V., DLJ Offshore Partners, C.V., DLJ Merchant
         Banking Funding, Inc., DLJ First ESC, L.P., Bruckmann,
         Rosser, Sherrill & Co., L.P., PNC Capital Corp., and certain other persons name therein (incorporated by reference to
         Exhibit 9.1 to Doane Pet Care Company's Annual Report on
         Form 10-K/A for the year ended December 30, 2000 (the "2000
         Form 10-K/A"))
10.1     Employment Agreement dated January 1, 1998, between Doane
         Pet Care Company and Douglas J. Cahill (incorporated by
         reference to Exhibit 10.3 to Doane Pet Care Company's Annual
         Report on Form 10-K for the year ended December 31, 1997
         (the "1997 Form 10-K"))
10.2     Employment Agreement dated February 15, 1999, between Doane
         Pet Care Company and Philip K. Woodlief (incorporated by
         reference to Exhibit 10.14 to Enterprises' Form S-1)
10.3     First Amendment to Employment Agreement dated as of January
         1, 2001, between Doane Pet Care Company and Philip K.
         Woodlief (incorporated by reference to Exhibit 10.4 to the
         2000 Form 10-K/A)
10.4     Employment Agreement dated January 1, 1998, between Doane
         Pet Care Company and David L. Horton (incorporated by
         reference to Exhibit 10.6 to Doane Pet Care Company's Annual
         Report on Form 10-K for the year ended January 1, 2000)
10.5     First Amendment to Employment Agreement dated as of January
         1, 2001, between Doane Pet Care Company and David L. Horton
         (incorporated by reference to Exhibit 10.6 to the 2000 Form
         10-K/A)
10.6     Employment Agreement dated August 17, 1998 between Doane Pet
         Care Company and Joseph J. Meyers (incorporated by reference to Exhibit 10.7 to the 2000 Form 10-K/A)
10.7     First Amendment to Employment Agreement dated as of January
         1, 2001, between Doane Pet Care Company and Joseph J. Meyers
         (incorporated by reference to Exhibit 10.8 to the 2000 Form
         10-K/A)
10.8     Employment Agreement dated January 1, 1998 between Doane Pet
         Care Company and Terry W. Bechtel (incorporated by reference to Exhibit 10.5 to the 1997 Form 10-K)
10.9     Doane Pet Care Enterprises Inc.'s, 1996 Stock Option Plan
         (incorporated by reference to Exhibit 10.7 to Doane Pet Care
         Company's Annual Report on Form 10-K for the year ended
         December 31, 1996)

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
10.10    First Amendment to Doane Pet Care Enterprises, Inc.'s 1996
         Stock Option Plan (incorporated by reference to Exhibit 10.8 to the 1997 Form 10-K)
10.11    Second Amendment to Doane Pet Care Enterprises, Inc.'s, 1996
         Stock Option Plan (incorporated by reference to Exhibit 10.9 to the 1997 Form 10-K)
10.12    Doane Pet Care Enterprises, Inc.'s 1999 Stock Incentive Plan
         (incorporated by reference to Exhibit 10.10 to Doane Pet
         Care Company's Annual Report on Form 10-K for the fiscal
         year ended January 1, 2000)
10.13    Amended and Restated Credit Agreement dated as of May 8,
         2000 among Doane Pet Care Company, as borrower, The Chase
         Manhattan Bank, as administrative agent, DLJ Capital
         Funding, Inc, as syndication agent, and Firstar Bank, N.A., as documentation agent, and the banks named therein
         (incorporated by reference to Exhibit 10.1 to Doane Pet Care
         Company's Quarterly Report on Form 10-Q for the quarterly
         period ended July 1, 2000)
10.14    Amendment No. 1 to Amended and Restated Credit Agreement
         dated as of March 26, 2001 among Doane Pet Care Company, as borrower, The Chase Manhattan Bank, as administrative agent,
         DLJ Capital Funding, Inc, as syndication agent, and Firstar
         Bank, N.A., as documentation agent and the banks named
         therein (incorporated by reference to Exhibit 10.14 to the
         2000 Form 10-K/A)
10.15    Amendment No. 2 to Amended and Restated Credit Agreement
         dated as of March 22, 2002 among Doane Pet Care Company, as borrower, JPMorgan Chase Bank, as administrative agent,
         Wachovia Bank N.A., as co-agent, J.P. Morgan Securities
         Inc., as lead arranger, Wachovia Bank N.A. and Danske Bank
         A/S, as co-arrangers, and the banks named therein
         (incorporated by reference to Exhibit 10.15 to Doane Pet
         Care Company's Annual Report on Form 10-K for the year ended
         December 29, 2001)
10.16    Amendment No. 3 to Amended and Restated Credit Agreement
         dated as of February 10, 2003 among Doane Pet Care
         Enterprises, Inc., Doane Pet Care Company, as borrower,
         Doane/Windy Hill Joint Venture, L.L.C., DPC Investment
         Corp., and JPMorgan Chase Bank, as administrative agent, and lenders party thereto (incorporated by reference to Exhibit
         10.16 to the 2002 Form 10-K)
10.17    Amendment No. 4 to Amended and Restated Credit Agreement
         dated as of February 26, 2003 among Doane Pet Care
         Enterprises, Inc., Doane Pet Care Company, as borrower,
         Doane/Windy Hill Joint Venture, L.L.C., DPC Investment
         Corp., and JPMorgan Chase Bank, as administrative agent, and lenders party thereto (incorporated by reference to Exhibit
         10.17 to the 2002 Form 10-K)
10.18    Loan and Warrant Agreement dated as of March 26, 2001 among
         Doane Pet Care Enterprises, Inc., Doane Pet Care Company and
         each of the lenders named therein (incorporated by reference to Exhibit 10.15 to the 2000 Form 10-K/A)
12.1*    Statement Regarding Computation of Ratios
13.1*    Annual Report on Form 10-K for the year ended December 28,
         2002
13.2*    Quarterly Report on Form 10-Q for the three months ended
         March 29, 2003
15.1*    Letter Regarding Unaudited Interim Financial Statements
23.1*    Independent Auditors' Consent
23.2     Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1)
24.1     Powers of Attorney (included on the signature pages to the
         2003 Form S-4)
25.1     Statement of Eligibility on Form T-1 of Wilmington Trust
         Company in connection with the notes (incorporated by
         reference to Exhibit 25.1 to the 2003 Form S-4)
25.2     Statement of Eligibility on Form T-1 of Wilmington Trust
         Company in connection with the guarantees (incorporated by reference to Exhibit 25.2 to the 2003 Form S-4)

---------------

* Filed herewith